Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

IAC/INTERACTIVECORP,

HSN, INC.,

INTERVAL LEISURE GROUP, INC.,

TICKETMASTER

and

TREE.COM,  INC.

DATED AS OF [      ], 2008

TABLE OF CONTENTS

ARTICLE I	INTERPRETATION	2
1.01.	Definitions	2
1.02.	Schedules	19
1.03.	Effective Time; Suspension	20

ARTICLE II	THE SEPARATION	20
2.01.	Separation	20
2.02.	Implementation	21
2.03.	Transfer of Spun Assets; Assumption of Spun Liabilities	21
2.04.	TM Assets	21
2.05.	Interval Assets	22
2.06.	HSN Assets	23
2.07.	Tree Assets	24
2.08.	Deferred Spun Assets	25
2.09.	Excluded Assets	25
2.10.	Liabilities	25
2.11.	Third Party Consents and Government Approvals	27
2.12.	Preservation of Agreements	27
2.13.	Ancillary Agreements	27
2.14.	Resignations	28
2.15.	Cooperation	28
2.16.	Intercompany Accounts Among Groups	28
2.17.	Disclaimer of Representations and Warranties	28

ARTICLE III	DEFERRED SEPARATION TRANSACTIONS	29
3.01.	Deferred Transfer Assets	29
3.02.	Unreleased Liabilities	30
3.03.	No Additional Consideration	30

ARTICLE IV	COVENANTS	31
4.01.	General Covenants	31
4.02.	Covenants of the Spincos	31
4.03.	Spinco Common Stock Escrow Accounts	32
4.04.	Cash Balance True-Ups	33
4.05.	Non-Solicitation	34

ARTICLE V	THE DISTRIBUTION	35
5.01.	Conditions to the Distribution	35
5.02.	Distribution of Spinco Common Stock	36
5.03.	Fractional Shares	37
5.04.	Actions in Connection with the Distributions	37
5.05.	Treatment of Integrated Warrant	38

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ARTICLE VI	MUTUAL RELEASES; INDEMNIFICATION	39
6.01.	Release of Pre-Distribution Claims	39
6.02.	Indemnification by Spincos	43
6.03.	Indemnification by IAC	44
6.04.	Procedures for Indemnification of Third Party Claims	44
6.05.	Procedures for Indemnification of Direct Claims	46
6.06.	Adjustments to Liabilities	46
6.07.	Payments	47
6.08.	Contribution	47
6.09.	Remedies Cumulative	47
6.10.	Survival of Indemnities	47
6.11.	Shared Liabilities	47

ARTICLE VII	INSURANCE	48
7.01.	Insurance Matters	48

ARTICLE VIII	EXCHANGE OF INFORMATION; CONFIDENTIALITY	49
8.01.	Agreement for Exchange of Information; Archives	49
8.02.	Ownership of Information	50
8.03.	Compensation for Providing Information	51
8.04.	Record Retention	51
8.05.	Other Agreements Providing for Exchange of Information	51
8.06.	Production of Witnesses; Records; Cooperation	51
8.07.	Confidentiality	52
8.08.	Protective Arrangements	53
8.09.	Disclosure of Third Party Information	53

ARTICLE IX	DISPUTE RESOLUTION	54
9.01.	Interpretation; Agreement to Resolve Disputes	54
9.02.	Dispute Resolution; Mediation	54
9.03.	Arbitration	55
9.04.	Costs	56
9.05.	Continuity of Service and Performance	56

ARTICLE X	FURTHER ASSURANCES	56
10.01.	Further Assurances	56

ARTICLE XI	CERTAIN OTHER MATTERS	57
11.01.	Auditors and Audits; Annual and Quarterly Financial Statements and Accounting	57

ARTICLE XII	SOLE DISCRETION OF IAC; TERMINATION	59
12.01.	Sole Discretion of IAC	59
12.02.	Termination	59

ARTICLE XIII	MISCELLANEOUS	60
13.01.	Limitation of Liability	60

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13.02.	Counterparts	60
13.03.	Entire Agreement	60
13.04.	Construction	60
13.05.	Signatures	61
13.06.	Assignability	61
13.07.	Third Party Beneficiaries	61
13.08.	Payment Terms	62
13.09.	Governing Law	62
13.10.	Notices	62
13.11.	Severability	63
13.12.	Publicity	64
13.13.	Survival of Covenants	64
13.14.	Waivers of Default; Conflicts	64
13.15.	Amendments	64

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [      ], 2008, is entered into by and among IAC/InterActiveCorp, a Delaware corporation (“IAC”), HSN, Inc., a Delaware corporation and wholly owned subsidiary of IAC (“HSN Spinco”), Interval Leisure Group, Inc., a Delaware corporation and wholly owned subsidiary of IAC (“Interval Spinco”), Ticketmaster, a Delaware corporation and wholly owned subsidiary of IAC (“TM Spinco”), and Tree.com, Inc., a Delaware corporation and wholly owned subsidiary of IAC (“Tree Spinco”; together with TM Spinco, Interval Spinco and HSN Spinco, the “Spincos”; the Spincos and IAC, collectively, the “Separate-cos” or “Parties”).

RECITALS:

WHEREAS, IAC, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Ticketing Business (as defined herein), (ii) the Vacations Business (as defined herein), (iii) the Retailing Business (as defined herein), (iv) the Lending and Real Estate Business (as defined herein) (together with the Ticketing Business, the Vacations Business and the Retailing Business, the “Spun Businesses”) and (v) the Remaining Business (as defined herein);

WHEREAS, the Board of Directors of IAC (the “IAC Board”) has determined that it is appropriate, desirable and in the best interests of IAC and its stockholders to separate IAC into five publicly-traded companies (the “Separation”): (i) TM Spinco, which following the Separation will own and conduct, directly or indirectly, the Ticketing Business, (ii) Interval Spinco, which following the Separation will own and conduct, directly or indirectly, the Vacations Business, (iii) HSN Spinco, which following the Separation will own and conduct, directly or indirectly, the Retailing Business, (iv) Tree Spinco, which following the Separation will own and conduct, directly or indirectly, the Lending and Real Estate Business, and (v) IAC, which following the Separation will own and conduct, directly or indirectly, the Remaining Business;

WHEREAS, following the merger on                  , 2008 of a wholly owned subsidiary of IAC with and into IAC, the outstanding shares of capital stock of IAC consist solely of common stock, par value $0.001 per share, of IAC (“ IAC Common Stock”) and Class B common stock, par value $0.001 per share, of IAC (“IAC Class B Common Stock”);

WHEREAS, in order to effect the Separation, the IAC Board has determined that it is appropriate, desirable and in the best interests of IAC and its stockholders: (i) for IAC and its Subsidiaries to enter into a series of transactions as set forth in the Transactions Memorandum dated of even date herewith (the “Transactions Memo”) as a result of which one or more members of each Group (as defined herein) will, collectively, own all of such Group’s Corresponding Assets (as defined herein) and assume (or retain) all of such Group’s Corresponding Liabilities (as defined herein); and, thereafter (ii) for IAC to distribute to the holders of IAC Common Stock and the holders of IAC Class B Common Stock (in each case without consideration being paid by such stockholders), on a pro rata basis, all of the issued and outstanding shares of Spinco Common Stock (as defined herein) of each Spinco;

WHEREAS, each of the Separate-cos has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), to allocate and transfer to the applicable Group those Assets, and to allocate and assign to the applicable Group responsibility for those Liabilities, in respect of the activities of the Corresponding Businesses (as defined herein) of such Group;

WHEREAS, it is the intention of the Parties that each of the Distributions (as defined herein) qualify as a transaction that is generally tax free for United States federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, in connection with the Distributions, each of HSN Spinco and/or its Subsidiaries, Interval Spinco and/or its Subsidiaries and TM Spinco and/or its Subsidiaries will, subject to the terms and provisions of this Agreement, enter into separate credit facilities and/or issue new debt securities, all or a portion of the cash proceeds of borrowings under which shall be distributed to IAC;

WHEREAS, (a) IAC has entered into an agreement with certain holders of its 7% Senior Notes due 2013 (the “IAC Notes”) providing for, among other things, (i) IAC to exchange (the “Exchange”) new 9.5% Senior Notes due 2016 of Interval Acquisition Corp. (as defined herein) that it will receive from Interval Acquisition Corp. as set forth in the Transactions Memorandum (the “Interval Senior Notes”) and (ii) the simultaneous closing of the Exchange and the cash tender offer being made by IAC for any and all of the outstanding IAC Notes (the “IAC Notes Tender Offer”) and (b) it is intended that the issuance of the Interval Senior Notes to IAC and the Exchange, together with the IAC Notes Tender Offer, are in connection with the Interval Distribution and are intended to give rise to a succession event (with Interval as the sole successor to IAC) for credit derivatives purposes; and

WHEREAS, the Parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures described above.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
INTERPRETATION

1.01.        Definitions.  The capitalized words and expressions and variations thereof used in this Agreement or in its schedules, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

“2008 Internal Control Audit and Management Assessments” has the meaning set forth in Section 11.01(b).

“AAA” has the meaning set forth in Section 9.03.

“Accounts Receivable” means in respect of any Person, (a) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made.  For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Agent” has the meaning set forth in Section 5.02(b).

“Agreement” means this Separation and Distribution Agreement, including all of the Schedules hereto.

“Ancillary Agreements” has the meaning set forth in Section 2.13.

“Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

“Appurtenances” means, in respect of any Land, all privileges, rights, easements, servitudes, hereditaments and appurtenances and similar interests belonging to or for the benefit of such Land, including all easements and servitudes appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of, access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.

“Asset-Related Claims” means, in respect of any Asset, all claims of the owner against Third Parties relating to such Asset, whether choate or inchoate, known or unknown, absolute or contingent, disclosed or non-disclosed.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of owners or Third Parties or elsewhere), whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of a Person, including the following:

(a)           Real Property;

(b)           Tangible Personal Property;

(c)           Inventories;

(d)           Accounts Receivable;

(e)           Contractual Assets;

(f)            Governmental Authorizations;

(g)           Business Records;

(h)           Intangible Property Rights;

(i)            Insurance Benefits;

(j)            Asset-Related Claims; and

(k)           Deposit Rights.

“Authorized Auditor” has the meaning set forth in Section 11.01(c)(i).

“Authorizing Spinco” has the meaning set forth in Section 11.01(c)(i).

“Business Concern” means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

“Business Day” means any day excluding (a) Saturday, Sunday and any other day which, in New York City is a legal holiday or (b) a day on which banks are authorized by Applicable Law to close in New York City.

“Business Records” means, in respect of any Person, all data and Records relating to such Person, including client and customer lists and Records, referral sources, research and development reports and Records, cost information, sales and pricing data, customer prospect lists, customer and vendor data, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records (subject to Applicable Law), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records.

“Claim Notice” has the meaning set forth in Section 6.04(b).

“Claimant Party” has the meaning set forth in Section 9.02(a).

“Code” has the meaning set forth in the recitals hereto.

“Confidential Information” has the meaning set forth in Section 8.07(a).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or in any Ancillary Agreement.

“Contractual Asset” means, in respect of any Person, any Contract of, or relating to, such Person, any outstanding offer or solicitation made by, or to, such Person to enter into any Contract, and any promise or undertaking made by any other Person to such Person, whether or not legally binding.

“Corresponding Annual Report” has the meaning set forth in Section 11.01(d).

“Corresponding Assets” (a) with respect to HSN Spinco, any HSN Entity or the HSN Group, means the HSN Assets, (b) with respect to Interval Spinco, any Interval Entity or the Interval Group, means the Interval Assets, (c) with respect to TM Spinco, any TM Entity or the TM Group, means the TM Assets, (d) with respect to Tree Spinco, any Tree Entity or the Tree Group, means the Tree Assets and (e) with respect to IAC or the IAC Group, means the Retained Assets.

“Corresponding Business”  (a) with respect to HSN Spinco, any HSN Entity or the HSN Group, means the Retailing Business, (b) with respect to Interval Spinco, any Interval Entity or the Interval Group, means the Vacations Business, (c) with respect to TM Spinco, any TM Entity or the TM Group, means the Ticketing Business, (d) with respect to Tree Spinco, any Tree Entity or the Tree Group, means the Lending and Real Estate Business and (e) with respect to IAC or the IAC Group, means the Remaining Business.

“Corresponding Distribution Ratio” (i) with respect to HSN Spinco, means the HSN Distribution Ratio, (ii) with respect to Interval Spinco, means the Interval Distribution Ratio, (iii) with respect to TM Spinco, means the TM Distribution Ratio and (iv) with respect to Tree Spinco, means the Tree Distribution Ratio.

“Corresponding Escrow Shares” has the meaning set forth in Section 4.03.

“Corresponding Group” (a) with respect to the Retailing Business, HSN Spinco or any HSN Entity, means the HSN Group, (b) with respect to the Vacations Business, Interval Spinco or any Interval Entity, means the Interval Group, (c) with respect to the Ticketing Business, TM Spinco or any TM Entity, means the TM Group, (d) with respect to the Lending and Real Estate Business, Tree Spinco or any Tree Entity, means the Tree Group and (e) with respect to the Remaining Business, IAC or any Remaining IAC Entity, means the IAC Group.

“Corresponding Group Balance Sheet” (a) with respect to the Retailing Business, HSN Spinco, any HSN Entity or the HSN Group, means the HSN Group Balance Sheet, (b) with respect to the Vacations Business, Interval Spinco, any Interval Entity or the Interval Group, means the Interval Group Balance Sheet, (c) with respect to the Ticketing Business, TM Spinco, any TM Entity or the TM Group, the TM Group Balance Sheet, and (d) with respect to the Lending and Real Estate Business, Tree Spinco, any Tree Entity or the Tree Group, means the Tree Group Balance Sheet.

“Corresponding Liabilities” (a) with respect to HSN Spinco, any HSN Entity or the HSN Group, means the HSN Liabilities, (b) with respect to Interval Spinco, any Interval Entity or the Interval Group, means the Interval Liabilities, (c) with respect to TM Spinco, any TM Entity or the TM Group, means the TM Liabilities, (d) with respect to Tree Spinco, any Tree Entity or the Tree Group, means the Tree Liabilities and (e) with respect to IAC or the IAC Group, means the Retained Liabilities.

“Corresponding Opening Balance Sheet” (a) with respect to the Retailing Business, HSN Spinco, any HSN Entity or the HSN Group, means the HSN Opening Balance Sheet, (b) with respect to the Vacations Business, Interval Spinco, any Interval Entity or the Interval Group, means the Interval Opening Balance Sheet, (c) with respect to the Ticketing Business, TM Spinco, any TM Entity or the TM Group, means the TM Opening Balance Sheet and (d) with respect to the Lending and Real Estate Business, Tree Spinco, any Tree Entity or the Tree Group, means the Tree Opening Balance Sheet.

“Corresponding Other Separate-cos Indemnified Parties” has the meaning set forth in Section 6.02.

“Corresponding Separate-co” (a) with respect to the Retailing Business, any HSN Entity or the HSN Group, means HSN Spinco, (b) with respect to the Vacations Business, any Interval Entity or the Interval Group, means Interval Spinco, (c) with respect to the Ticketing Business, any TM Entity or the TM Group, means TM Spinco, (d) with respect to the Lending and Real Estate Business, any Tree Entity or the Tree Group, means Tree Spinco and (e) with respect to the Remaining Business, any Remaining IAC Entity or the IAC Group, means IAC.

“Corresponding Spinco” (a) with respect to the Retailing Business, any HSN Entity or the HSN Group, means HSN Spinco, (b) with respect to the Vacations Business, any Interval Entity or the Interval Group, means Interval Spinco, (c) with respect to the Ticketing Business, any TM Entity or the TM Group, means TM Spinco and (d) with respect to the Lending and Real Estate Business, any Tree Entity or the Tree Group, means Tree Spinco.

“Deferred Beneficiary” has the meaning set forth in Section 3.01(b).

“Deferred Corresponding Asset” has the meaning set forth in Section 3.01(a).

“Deferred Excluded Asset” has the meaning set forth in Section 3.01(a).

“Deferred Spun Asset” has the meaning set forth in Section 3.01(a).

“Deferred Transactions” has the meaning set forth in Section 10.01(a)(ii).

“Deferred Transfer Asset” has the meaning set forth in Section 3.01(a).

“Deposit Rights” means rights relating to deposits and prepaid expenses, claims for refunds and rights of set-off in respect thereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosing Party” has the meaning set forth in Section 8.08.

“Dispute” has the meaning set forth in Section 9.02(a).

“Dispute Notice” has the meaning set forth in Section 9.02(a).

“Dispute Parties” has the meaning set forth in Section 9.02(a).

“Distribution Date” means the HSN Distribution Date, the Interval Distribution Date, the TM Distribution Date or the Tree Distribution Date, as applicable.

“Distribution Record Date” means the HSN Distribution Record Date, the Interval Distribution Record Date, the TM Distribution Record Date or the Tree Distribution Record Date, as applicable

“Distributions” means the HSN Distribution, the Interval Distribution, the TM Distribution and the Tree Distribution, and each of them a “Distribution.”

“Effective Time” means (a) 9:00 a.m., New York City time, on the earliest to occur of one or more of the HSN Distribution Date, the Interval Distribution Date, the TM Distribution Date and the Tree Distribution Date if IAC determines to effect the applicable Distribution(s) prior to the opening of trading on NASDAQ or (b) otherwise, 11:59 p.m., New York City time, on such earliest date to occur.

“EHS Liabilities” means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law.

“Employee Matters Agreement” means the Employee Matters Agreement among the Parties to be dated as of even date herewith.

“Encumbrance” means, with respect to any asset, mortgages, liens, hypothecations, pledges, charges, security interests or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

“Environmental Law” means any Applicable Law from any Governmental Authority (a) relating to the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances.

“Escrow Agent” has the meaning set forth in Section 4.03(a).

“Escrow Agreement” has the meaning set forth in Section 4.03(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.09(a).

“GAAP” has the meaning set forth in Section 2.04(d).

“Governmental Authority” means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

“Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

“Ground Lease” means any long-term lease (including any emphyteotic lease) of Land in which most of the rights and benefits comprising ownership of the Land and the Improvements thereon or to be constructed thereon, if any, and the Appurtenances thereto for the benefit thereof, are transferred to the tenant for the term thereof.

“Ground Lease Property” means, in respect of any Person, any Land, Improvement or Appurtenance of such Person that is subject to a Ground Lease.

“Group” means the IAC Group, the HSN Group, the Interval Group, the TM Group or the Tree Group, as the context requires.

“Guaranteed Entities” has the meaning set forth in Section 4.02(c).

“Guaranteed Group” has the meaning set forth in Section 4.02(c).

“Guaranteed Spinco” has the meaning set forth in Section 4.02(c).

“Guaranteeing Group” has the meaning set forth in Section 4.02(c).

“Guaranteeing Separate-co” has the meaning set forth in Section 4.02(c).

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

“HSN Assets” has the meaning set forth in Section 2.06.

“HSN Claims” has the meaning set forth in Section 6.01(c).

“HSN Common Stock” means the common stock, par value $0.01 per share, of HSN Spinco.

“HSN Distribution” means the distribution on the HSN Distribution Date, to holders of record of shares of IAC Common Stock and IAC Class B Common Stock as of the HSN Distribution Record Date, of the HSN Common Stock owned by IAC on the basis of a fraction of a share of HSN Common Stock equal to the HSN Distribution Ratio for every one share of IAC Common Stock or IAC Class B Common Stock.

“HSN Distribution Date” means the date on which IAC distributes all of the issued and outstanding shares of HSN Common Stock to the holders of IAC Common Stock and IAC Class B Common Stock.

“HSN Distribution Ratio” means 1/5, subject to adjustment pursuant to Section 5.02(a).

“HSN Distribution Record Date” means such date as may be determined by the IAC Board as the record date for the HSN Distribution.

“HSN Effective Time Cash Balance” has the meaning set forth in Section 4.04(c).

“HSN Entities” means those Business Concerns forming part of the IAC Group which are identified on Schedule 2.06(b) and which on and after the Effective Time form part of the HSN Group.

“HSN Group” means HSN Spinco, the HSN Entities and each other Person (other than any member of any other Group) that is a direct or indirect Subsidiary of HSN Spinco immediately after the Effective Time, and each Person that becomes a Subsidiary of HSN Spinco after the Effective Time.

“HSN Group Balance Sheet” has the meaning set forth in Section 2.06(c).

“HSN Liabilities” has the meaning set forth in Section 2.10.

“HSN Opening Balance Sheet” has the meaning set forth in Section 2.06(e).

“HSN Releasors” has the meaning set forth in Section 6.01(c).

“HSN Spinco” has the meaning set forth in the preamble hereto.

“HSN Target Cash Balance” has the meaning set forth in Section 4.04(c).

“IAC” has the meaning set forth in the preamble hereto.

“IAC Auditor” has the meaning set forth in Section 11.01(a).

“IAC Board” has the meaning set forth in the recitals hereto.

“IAC Claims” has the meaning set forth in Section 6.01(e).

“IAC Class B Common Stock” has the meaning set forth in the recitals hereto.

“IAC Common Stock” has the meaning set forth in the recitals hereto.

“IAC Group” means IAC, its Subsidiaries (subject to Section 1.04(b), other than any member of any Spinco Group) and their respective domestic and international businesses, assets and liabilities.

“IAC Notes” has the meaning set forth in the recitals hereto.

“IAC Record Date Share Number” with respect to any Distribution means the aggregate number of shares of IAC Common Stock and IAC Class B Common Stock outstanding on the applicable Distribution Record Date.

“IAC Releasors” has the meaning set forth in Section 6.01(e).

“Improvements” means, in respect of any Land, all buildings, structures, plants, fixtures and improvements located on such Land, including those under construction.

“Indemnified Party” has the meaning set forth in Section 6.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.04(b).

“Information” means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Benefits” means, in respect of any Asset or Liability, all insurance benefits, including rights to Insurance Proceeds, arising from or relating to such Asset or Liability.

“Insurance Proceeds” means those monies (in each case net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)):

(a)           received by an insured from an insurance carrier; or

(b)           paid by an insurance carrier on behalf of the insured.

“Intangible Property Rights” means, in respect of any Person, all intangible rights and property of such Person, including IT Assets, going concern value and goodwill.

“Intercompany Accounts” means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between a member of any Group, on the one hand, and a member of any other Group, on the other hand.

“Interval Acquisition Corp.” means Interval Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IAC that, at the time of the Interval Distribution, will be a wholly owned subsidiary of Interval Spinco. “Interval Assets” has the meaning set forth in Section 2.05.

“Interval Claims” has the meaning set forth in Section 6.01(b).

“Interval Common Stock” means the common stock, par value $0.01 per share, of Interval Spinco.

“Interval Distribution” means the distribution on the Interval Distribution Date, to holders of record of shares of IAC Common Stock and IAC Class B Common Stock as of the Interval Distribution Record Date, of the Interval Common Stock owned by IAC on the basis of a fraction of a share of Interval Common Stock equal to the Interval Distribution Ratio for every one share of IAC Common Stock or IAC Class B Common Stock.

“Interval Distribution Date” means the date on which IAC distributes all of the issued and outstanding shares of Interval Common Stock to the holders of IAC Common Stock and IAC Class B Common Stock.

“Interval Distribution Ratio” means 1/5, subject to adjustment pursuant to Section 5.02(a).

“Interval Distribution Record Date” means such date as may be determined by the IAC Board as the record date for the Interval Distribution.

“Interval Effective Time Cash Balance” has the meaning set forth in Section 4.04(b).

“Interval Entities” means those Business Concerns forming part of the IAC Group which are identified on Schedule 2.05(b) and which on and after the Effective Time form part of the Interval Group.

“Interval Group” means Interval Spinco, the Interval Entities and each other Person (other than any member of any other Group) that is a direct or indirect Subsidiary of Interval Spinco immediately after the Effective Time, and each Person that becomes a Subsidiary of Interval Spinco after the Effective Time.

“Interval Group Balance Sheet” has the meaning set forth in Section 2.05(c).

“Interval Liabilities” has the meaning set forth in Section 2.10.

“Interval Opening Balance Sheet” has the meaning set forth in Section 2.05(e).

“Interval Releasors” has the meaning set forth in Section 6.01(b).

“Interval Spinco” has the meaning set forth in the preamble hereto.

“Interval Target Cash Balance” has the meaning set forth in Section 4.04(b).

“Inventories” means, in respect of any Person, all inventories of such Person wherever located, including all finished goods, (whether or not held at any location or facility of such Person or in transit to or from such Person), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Person in production of finished goods.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipments and all associated documentation.

“Land” means, in respect of any Person, all parcels and tracts of land in which the Person has an ownership interest.

“Lending and Real Estate Business” means (a) the businesses and operations of Tree Spinco and its subsidiaries described in the Information Statement included as an exhibit to Tree Spinco’s Registration Statement, (b) any other business conducted primarily through the use of the Tree Assets prior to the Effective Time and (c) the businesses and operations of Business Concerns acquired or established by or for Tree Spinco or any of its Subsidiaries after the date of this Agreement.

“Liberty Spinco Agreement” means that certain Spinco Agreement, dated as of May 13, 2008, among IAC, Barry Diller, Liberty Media Corporation and certain subsidiaries of Liberty Media Corporation that hold IAC Common Stock and/or IAC Class B Common Stock.

“Liberty Spinco Assumption Agreement” means an agreement substantially in the form of Exhibit 5 to the Liberty Spinco Agreement.

“Liberty Registration Rights Agreement” means an agreement substantially in the form of Exhibit 4 to the Liberty Spinco Agreement.

“Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Order of any

Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Specified Financial Liability, EHS Liability or Liability for Taxes.

“NASDAQ” means the Nasdaq Stock Market.

“New IAC Integrated Warrant” has the meaning set forth in Section 5.05(a)(i).

“Non-IAC Indemnified Parties” has the meaning set forth in Section 6.03.

“Non-IAC Parties” has the meaning set forth in Section 6.01(e).

“Non-Interval Parties” has the meaning set forth in Section 6.01(b).

“Non-HSN Parties” has the meaning set forth in Section 6.01(c).

“Non-Tree Parties” has the meaning set forth in Section 6.01(d).

“Non-TM Parties” has the meaning set forth in Section 6.01(a).

“Notice Period” has the meaning set forth in Section 6.04(b).

“Occupational Health and Safety Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Old IAC Integrated Warrant” means the outstanding warrant to purchase shares of IAC Common Stock identified on Schedule 1.01(a).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means any action taken by a Person that is in the ordinary course of the normal, day-to-day operations of such Person and is consistent with the past practices of such Person.

“Parties” has the meaning set forth in the preamble hereto.

“Person” means any individual, Business Concern or Governmental Authority.

“Post-Record Date IAC Shares” has the meaning set forth in Section 5.02(a)

“Potential Contributor” has the meaning set forth in Section 6.06(a).

“Prime Rate” means the rate which JPMorgan Chase & Co. (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Prospectus” with respect to a Registration Statement means the prospectus forming a part of such Registration Statement, as the same may be amended or supplemented from time to time.  A Prospectus may, but need not, be a joint prospectus of all of the Spincos.

“Providing Party” has the meaning set forth in Section 8.08.

“Real Property” means any Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registration Statement” means, for each Spinco, the Registration Statement on Form S-1 first filed by such Spinco with the SEC on August [      ], 2008 (together with all amendments and supplements thereto) in connection with the registration under the Securities Act of such Spinco’s Spinco Common Stock.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Relevant Time” means (a) as between any two Spincos, on the date of the later Distribution Date to occur with respect to such Spincos if such Distribution Dates are not the same date or, otherwise, on such Distribution Date and (b) as between IAC and any Spinco, on the Distribution Date with respect to such Spinco, in either such case (i) 9:00 a.m., New York City time, if IAC determines to effect the applicable Distribution(s) prior to the opening of trading on NASDAQ or (b) otherwise, 11:59 p.m., New York City time, on such earliest date to occur.

“Remaining Business” means all IAC Businesses other than the Spun Businesses.

“Remaining IAC Entity” means any Business Concern that is a member of the IAC Group on and after the Effective Time.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requesting Party” has the meaning set forth in Section 8.01(a).

“Response” has the meaning set forth in Section 9.02(a).

“Responding Parties” has the meaning set forth in Section 9.02(a).

“Responsible Group” has the meaning set forth in Section 3.02(b).

“Responsible Separate-co” has the meaning set forth in Section 3.02.

“Retailing Business” means (a) the businesses and operations of HSN Spinco and its Subsidiaries as described in the Prospectus forming a part of HSN Spinco’s Registration Statement, (b) any other business conducted primarily through the use of the HSN Assets prior to the Effective Time and (c) the businesses and operations of Business Concerns acquired or established by or for HSN Spinco or any of its Subsidiaries after the date of this Agreement.

“Retained Liabilities” has the meaning set forth in Section 2.10.

“Retaining Person” has the meaning set forth in Section 3.01(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Party Representatives” has the meaning set forth in Section 9.02(a).

“Separate-cos” has the meaning set forth in the preamble hereto.

“Separation” has the meaning set forth in the recitals hereto.

“Separation Transactions” means the transactions to effect the Separation as described in the Transactions Memo and, in the singular, means any one of them.

 “Shared Liability” of a Spinco means any Liability from, relating to, arising out of, or derivative of any matter, claim or litigation, whether actual or potential, associated with any securities law litigation relating to any public disclosure (or absence of public disclosure) with respect to such Spinco’s Spun Business or the Spun Entities in such Spinco’s Corresponding Group made by IAC prior to the Effective Time, including the fees and expenses of outside counsel retained by IAC in connection with the defense and/or settlement of any such matter.  For purposes of this definition, the phrase “securities law litigation” shall include claims alleging any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in alleged violation of the Securities Act, the Exchange Act or any similar state law and any claims premised on, related to or derivative of such alleged statements, omissions or violations, whether payable to any current, past or future holders of IAC securities or any Spinco securities, to any of the co-defendants in such action or to any Governmental Authority.  Notwithstanding anything in Section 6.06 to the contrary, the amount of any Shared Liability shall be net of any insurance proceeds actually recovered by or on behalf of any member of any Group.

“Specified Financial Liabilities” means, in respect of any Person, all liabilities, obligations, contingencies, instruments and other Liabilities of a financial nature with Third Parties of, or relating to, such Person, including any of the following:

(a)           foreign exchange contracts;

(b)           letters of credit;

(c)           guarantees of Third Party loans;

(d)           surety bonds (excluding surety for workers’ compensation self-insurance);

(e)           interest support agreements on Third Party loans;

(f)            performance bonds or guarantees issued by Third Parties;

(g)           swaps or other derivatives contracts;

(h)           recourse arrangements on the sale of receivables or notes; and

(i)            indemnities for damages for any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, undertaking or obligation.

“Spinco” has the meaning set forth in the preamble hereto.

“Spinco Auditor” has the meaning set forth in Section 11.01(a).

“Spinco Common Stock” means the HSN Common Stock, the Interval Common Stock, the TM Common Stock and/or the Tree Common Stock, as applicable.

“Spinco Common Stock Escrow Account” has the meaning set forth in Section 4.03.

“Spinco Group” means any of the HSN Group, the Interval Group, the TM Group and the Tree Group.

“Spun Businesses” has the meaning set forth in the recitals hereto.

“Spun Assets” means the HSN Assets, the Interval Assets, the TM Assets and the Tree Assets.

“Spun Entities” means the HSN Entities, the Interval Entities, the TM Entities and the Tree Entities.

“Spun Liabilities” means the HSN Liabilities, the Interval Liabilities, the TM Liabilities and the Tree Liabilities.

“Subsidiary” of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

“Tangible Personal Property” means, in respect of any Person, all machinery, equipment, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal or movable property (other than Inventories and IT Assets) of every kind and wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.

“Tax” means Income Taxes and Other Taxes as defined in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement among the Parties to be dated as of even date herewith.

“Third Party” means a Person (a) that is not a Party to this Agreement, other than a member of any Group and (b) that is not an Affiliate thereof.

“Third Party Claim” has the meaning set forth in Section 6.04(b).

“Third Party Consent” has the meaning set forth in Section 2.11.

“Ticketing Business” means (a) the businesses and operations of TM Spinco and its subsidiaries as described in the Prospectus forming a part of TM Spinco’s Registration Statement, (b) any other business conducted primarily through the use of the TM Assets prior to the Effective Time and (c) the businesses and operations of Business Concerns acquired or established by or for TM Spinco or any of its Subsidiaries after the date of this Agreement.

“TM Assets” has the meaning set forth in Section 2.04.

“TM Claims” has the meaning set forth in Section 6.01(a).

“TM Common Stock” means the common stock, par value $0.01 per share, of TM Spinco.

“TM Distribution” means the distribution on the TM Distribution Date, to holders of record of shares of IAC Common Stock and IAC Class B Common Stock as of the TM Distribution Record Date, of the TM Common Stock owned by IAC on the basis of a fraction of a share of TM Common Stock equal to the TM Distribution Ratio for every one share of IAC Common Stock or IAC Class B Common Stock.

“TM Distribution Date” means the date on which IAC distributes all of the issued and outstanding shares of TM Common Stock to the holders of IAC Common Stock and IAC Class B Common Stock.

“TM Distribution Ratio” means 1/5, subject to adjustment pursuant to Section 5.02(a).

“TM Distribution Record Date” means such date as may be determined by the IAC Board as the record date for the TM Distribution.

“TM Effective Time Cash Balance” has the meaning set forth in Section 4.04(a).

“TM Entities” means those Business Concerns forming part of the IAC Group which are identified on Schedule 2.04(b) and which on and after the Effective Time form part of the TM Group.

“TM Group” means TM Spinco, the TM Entities and each other Person (other than any member of any other Group) that is a direct or indirect Subsidiary of TM Spinco immediately after the Effective Time, and each Person that becomes a Subsidiary of TM Spinco after the Effective Time.

“TM Group Balance Sheet” has the meaning set forth in Section 2.04(c).

“TM Liabilities” has the meaning set forth in Section 2.10.

“TM Opening Balance Sheet” has the meaning set forth in Section 2.04(e).

“TM Releasors” has the meaning set forth in Section 6.01(a).

“TM Spinco” has the meaning set forth in the preamble hereto.

“TM Target Cash Balance” has the meaning set forth in Section 4.04(a).

“Transfer Impediment” has the meaning set forth in Section 3.01(a).

“Transactions Memo” has the meaning set forth in the recitals hereto.

“Transition Services Agreement” means the Transition Services Agreement among the Parties to be dated as of even date herewith.

“Tree Assets” has the meaning set forth in Section 2.07.

“Tree Claims” has the meaning set forth in Section 6.01(d).

“Tree Common Stock” means the common stock, par value $0.01 per share, of Tree Spinco.

“Tree Distribution” means the distribution on the Tree Distribution Date, to holders of record of shares of IAC Common Stock and IAC Class B Common Stock as of the Tree Distribution Record Date, of the Tree Common Stock owned by IAC on the basis of a fraction of a share of Tree Common Stock equal to the Tree Distribution Ratio for every one share of IAC Common Stock or IAC Class B Common Stock.

“Tree Distribution Date” means the date on which IAC distributes all of the issued and outstanding shares of Tree Common Stock to the holders of IAC Common Stock and IAC Class B Common Stock.

“Tree Distribution Ratio” means 1/30, subject to adjustment pursuant to Section 5.02(a).

“Tree Distribution Record Date” means such date as may be determined by the IAC Board as the record date for the Tree Distribution.

“Tree Effective Time Cash Balance” has the meaning set forth in Section 4.04(d).

“Tree Entities” means those Business Concerns forming part of the IAC Group which are identified on Schedule 2.07(b) and which on and after the Effective Time form part of the Tree Group.

“Tree Group” means Tree Spinco, the Tree Entities and each other Person (other than any member of any other Group) that is a direct or indirect Subsidiary of Tree Spinco immediately after the Effective Time, and each Person that becomes a Subsidiary of Tree Spinco after the Effective Time.

“Tree Group Balance Sheet” has the meaning set forth in Section 2.07(c).

“Tree Liabilities” has the meaning set forth in Section 2.10.

“Tree Opening Balance Sheet” has the meaning set forth in Section 2.07(e).

“Tree Releasors” has the meaning set forth in Section 6.01(d).

“Tree Spinco” has the meaning set forth in the preamble hereto.

“Tree Target Cash Balance” has the meaning set forth in Section 4.04(d).

“Unreleased Group” has the meaning set forth in Section 3.02.

“Unreleased Liabilities” has the meaning set forth in Section 3.02.

“Unreleased Person” has the meaning set forth in Section 3.02.

“Unreleased Separate-co” has the meaning set forth in Section 3.02.

“Vacations Business” means (a) the businesses and operations of Interval Spinco and its subsidiaries as described in the Prospectus forming a part of Interval Spinco’s Registration Statement, (b) any other business conducted primarily through the use of the Interval Assets prior to the Effective Time and (c) the businesses and operations of Business Concerns acquired or established by or for Interval Spinco or any of its Subsidiaries after the date of this Agreement.

“Warrant Share Number” has the meaning set forth in Section 5.05(a)(i).

1.02.   Schedules.  The following schedules are attached to this Agreement and form a part hereof:

Schedule 1.01(a)	Old IAC Integrated Warrant
Schedule 2.04(a)	TM Assets
Schedule 2.04(b)	TM Entities

Schedule 2.04(c)	TM Group Balance Sheet
Schedule 2.05(a)	Interval Assets
Schedule 2.05(b)	Interval Entities
Schedule 2.05(c)	Interval Group Balance Sheet
Schedule 2.06(a)	HSN Assets
Schedule 2.06(b)	HSN Entities
Schedule 2.06(c)	HSN Group Balance Sheet
Schedule 2.07(a)	Tree Assets
Schedule 2.07(b)	Tree Entities
Schedule 2.07(c)	Tree Group Balance Sheet
Schedule 2.09(a)	Excluded Assets
Schedule 2.10(a)	TM Liabilities
Schedule 2.10(b)	Interval Liabilities
Schedule 2.10(c)	HSN Liabilities
Schedule 2.10(d)	Tree Liabilities
Schedule 2.10(e)	Retained Liabilities
Schedule 2.14(a)	IAC Resignation Exceptions

1.03.   Effective Time; Suspension.  (a) This Agreement shall be effective as of the Effective Time.

(b)           Notwithstanding Section 1.03(a) above, as between any two of the Parties, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the applicable Relevant Time (and, as the context requires, references to the Effective Time shall be deemed to refer to the Relevant Time), other than Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.09 and 2.10, each of which shall be effective as of the Effective Time.  For the avoidance of doubt, in the event that one or more of the Distributions shall not be effected on the first Distribution Date to occur, then for purposes of determining the rights and obligations between IAC and any Spinco the Spinco Common Stock of which shall have been distributed on such date, until the Distribution Date, if any, for each Spinco not so distributed, such undistributed Spinco and the members of its Corresponding Group shall continue to be treated as members of the IAC Group and shall not, upon its Distribution Date, bear any Liability for any Retained Liabilities.

ARTICLE II
THE SEPARATION

2.01.        Separation.  To the extent not already complete, IAC and the Spincos agree to implement the Separation and to cause the Corresponding Businesses of each Spinco to be transferred to such Spinco and its Subsidiaries and the Remaining Business to be held by IAC and its Subsidiaries (other than the Spincos and their Subsidiaries) as of the Effective Time, on the terms and subject to the conditions set forth in this Agreement.  The Parties acknowledge that the Separation is intended to result in each Spinco, directly or indirectly, operating its Corresponding Business, owning its Corresponding Assets and assuming its Corresponding Liabilities as set forth in this Article II.

2.02.        Implementation.  The Separation shall be completed in accordance with the agreed general principles, objectives and other provisions set forth in this Article II and shall be implemented in the following manner:

(a)           through the completion of the steps described in the Transactions Memo;

(b)           through the transfer from time to time following the Effective Time of the Deferred Transfer Assets as described in Article III;

(c)           through the completion from time to time following the Effective Time of the Deferred Transactions, as described in Section 10.01(a); and

(d)           through the performance by the Parties of all other provisions of this Agreement.

2.03.        Transfer of Spun Assets; Assumption of Spun Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Separation, with effect as of the Effective Time:

(a)           To the extent not already complete, IAC agrees to cause the Corresponding Assets of each Spinco to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to such Spinco, and each Spinco agrees to accept all of its Corresponding Assets and all of the rights, title and interest in and to all its Corresponding Assets owned, directly or indirectly, by IAC which, except with respect to Deferred Corresponding Assets and Unreleased Liabilities, will result in such Spinco owning, directly or indirectly, its Corresponding Business.

(b)           Each Spinco agrees to accept, assume and faithfully perform, discharge and fulfill all of its Corresponding Liabilities in accordance with their respective terms.

2.04.        TM Assets.  For the purposes of this Agreement, “TM Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Ticketing Business or relating exclusively or primarily to the Ticketing Business or to a TM Entity including the following:

(a)           all Assets expressly identified in this Agreement or in any Ancillary Agreement or in any Schedule hereto or thereto, including those, if any, listed on Schedule 2.04(a), as Assets to be transferred to, or retained by, TM Spinco or any other member of the TM Group;

(b)           the outstanding capital stock, units or other equity interests of the TM Entities, as listed on Schedule 2.04(b), and the Assets owned by such TM Entities;

(c)           all Assets properly reflected on Schedule 2.04(c) (the “TM Group Balance Sheet”), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the TM Group Balance Sheet;

(d)           all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the TM Group Balance Sheet in accordance with accounting principles generally accepted in the United States (“GAAP”);

(e)           all Assets acquired by IAC or any Subsidiary or entity controlled by IAC after the date of the TM Group Balance Sheet and that would be reflected on the balance sheet of TM Spinco as of the Effective Time (the “TM Opening Balance Sheet”), if such balance sheet were prepared in accordance with GAAP; and

(f)            all Assets transferred to TM Spinco or any member of the TM Group pursuant to Section 10.01(a); provided, however, that any such transfer shall take effect under Section 10.01(a) and not under this Section 2.04.

Notwithstanding the foregoing, there shall be excluded from the definition of TM Assets under this Section 2.04 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or the Remaining Business or their transfer is prohibited by Applicable Law or by agreements between any other Separate-co or any member of another Separate-co’s Corresponding Group and Third Parties or otherwise would subject any other Separate-co or any member of any other Corresponding Group to liability for such transfer.  Access to such excluded Business Records shall be governed by Article VIII.

2.05.        Interval Assets.  For the purposes of this Agreement, “Interval Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Vacations Business or relating exclusively or primarily to the Vacation Business or to an Interval Entity including the following:

(a)           all Assets expressly identified in this Agreement or in any Ancillary Agreement or in any Schedule hereto or thereto, including those, if any, listed on Schedule 2.05(a), as Assets to be transferred to, or retained by, Interval Spinco or any other member of the Interval Group;

(b)           the outstanding capital stock, units or other equity interests of the Interval Entities, as listed on Schedule 2.05(b), and the Assets owned by such Interval Entities;

(c)           all Assets properly reflected on Schedule 2.05(c) (the “Interval Group Balance Sheet”), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the Interval Group Balance Sheet;

(d)           all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the Interval Group Balance Sheet in accordance with GAAP;

(e)           all Assets acquired by IAC or any Subsidiary or entity controlled by IAC after the date of the Interval Group Balance Sheet and that would be reflected on the balance sheet of Interval Spinco as of the Effective Time (the “Interval Opening Balance Sheet”), if such balance sheet were prepared in accordance with GAAP; and

(f)            all Assets transferred to Interval Spinco or any member of the Interval Group pursuant to Section 10.01(a); provided, however, that any such transfer shall take effect under Section 10.01(a) and not under this Section 2.05.

Notwithstanding the foregoing, there shall be excluded from the definition of Interval Assets under this Section 2.05 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or the Remaining Business or their transfer is prohibited by Applicable Law or by agreements between any other Separate-co or any member of another Separate-co’s Corresponding Group and Third Parties or otherwise would subject any other Separate-co or any member of any other Corresponding Group to liability for such transfer.  Access to such excluded Business Records shall be governed by Article VIII.

2.06.        HSN Assets.  For the purposes of this Agreement, “HSN Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Retailing Business or relating exclusively or primarily to the Retailing Business or to an HSN Entity including the following:

(a)           all Assets expressly identified in this Agreement or in any Ancillary Agreement or in any Schedule hereto or thereto, including those, if any, listed on Schedule 2.06(a), as Assets to be transferred to, or retained by, HSN Spinco or any other member of the HSN Group;

(b)           the outstanding capital stock, units or other equity interests of the HSN Entities, as listed on Schedule 2.06(b), and the Assets owned by such HSN Entities;

(c)           all Assets properly reflected on Schedule 2.06(c) (the “HSN Group Balance Sheet”), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the HSN Group Balance Sheet;

(d)           all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the HSN Group Balance Sheet in accordance with GAAP;

(e)           all Assets acquired by IAC or any Subsidiary or entity controlled by IAC after the date of the HSN Group Balance Sheet and that would be reflected on the balance sheet of HSN as of the Effective Time (the “HSN Opening Balance Sheet”), if such balance sheet were prepared in accordance with GAAP; and

(f)            all Assets transferred to HSN Spinco or any member of the HSN Group pursuant to Section 10.01(a); provided, however, that any such transfer shall take effect under Section 10.01(a) and not under this Section 2.06.

Notwithstanding the foregoing, there shall be excluded from the definition of HSN Assets under this Section 2.06 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or the Remaining Business or their transfer is prohibited by Applicable Law or by agreements between any other Separate-co or any member of another Separate-co’s Corresponding Group and Third Parties or otherwise would subject any other Separate-co or any member of any other Corresponding Group to liability for such transfer.  Access to such excluded Business Records shall be governed by Article VIII.

2.07.        Tree Assets.  For the purposes of this Agreement, “Tree Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Lending and Real Estate Business or relating exclusively or primarily to the Lending and Real Estate Business or to a Tree Entity including the following:

(a)           all Assets expressly identified in this Agreement or in any Ancillary Agreement or in any Schedule hereto or thereto, including those, if any, listed on Schedule 2.07(a), as Assets to be transferred to, or retained by, Tree Spinco or any other member of the Tree Group;

(b)           the outstanding capital stock, units or other equity interests of the Tree Entities, as listed on Schedule 2.07(b), and the Assets owned by such Tree Entities;

(c)           all Assets properly reflected on Schedule 2.07(c) (the “Tree Group Balance Sheet”), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the Tree Group Balance Sheet;

(d)           all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the Tree Group Balance Sheet in accordance with GAAP;

(e)           all Assets acquired by IAC or any Subsidiary or entity controlled by IAC after the date of the Tree Group Balance Sheet and that would be reflected on the balance sheet of Tree Spinco as of the Effective Time (the “Tree Opening Balance Sheet”), if such balance sheet were prepared in accordance with GAAP; and

(f)            all Assets transferred to Tree Spinco or any member of the Tree Group pursuant to Section 10.01(a); provided, however, that any such transfer shall take effect under Section 10.01(a) and not under this Section 2.07.

Notwithstanding the foregoing, there shall be excluded from the definition of Assets under this Section 2.07 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or the Remaining Business or their transfer is prohibited by Applicable Law or by agreements between any other Separate-co or any member of another Separate-co’s Corresponding Group and Third Parties or otherwise would subject any other Separate-co or any member of any other Corresponding Group to liability for such transfer.  Access to such excluded Business Records shall be governed by Article VIII.

2.08.        Deferred Spun Assets.  Notwithstanding anything to the contrary contained in Section 2.04, 2.05, 2.06 or 2.07 or elsewhere in this Agreement, the Spun Assets shall not include any Deferred Spun Assets.  The transfer to a Spinco or its Corresponding Group of any such Deferred Spun Asset shall only be completed at the time, in the manner and subject to the conditions set forth in Article III.

2.09.        Excluded Assets.  (a) Notwithstanding anything to the contrary contained in Section 2.04, 2.05, 2.06 or 2.07 or elsewhere in this Agreement, the following Assets of IAC (or of any other relevant member of the IAC Group) that would otherwise be included among the Corresponding Assets of a Spinco shall not be transferred to such Spinco (or any other member of its Corresponding Group), shall not form part of its Corresponding Assets and shall remain the exclusive property of IAC (or the relevant member of the IAC Group) on and after the Effective Time (the “Excluded Assets”):

(i)            any Asset expressly identified on Schedule 2.09(a); and

(ii)           any Asset transferred to IAC or to any other relevant member of the IAC Group pursuant to Section 10.01(a); provided, however, that any such transfers shall take effect under Section 10.01(a) and not under this Section 2.09.

(b)           Notwithstanding anything to the contrary in this Agreement, Excluded Assets shall not include Deferred Excluded Assets.  The transfer to IAC (or to the relevant member of the IAC Group) or to another Spinco (or to the relevant member of its Corresponding Group) of any such Asset shall be completed at the time, in the manner and subject to the conditions set forth in Article III.

2.10.        Liabilities.  For the purposes of this Agreement, Liabilities shall be identified as “TM Liabilities,” “Interval Liabilities,” “HSN Liabilities,”  “Tree Liabilities or “Retained Liabilities” under the following principles:

(a)           any Liability which is expressly identified on Schedule 2.10(a) shall be a TM Liability;

(b)           any Liability which is expressly identified on Schedule 2.10(b) shall be an Interval Liability;

(c)           any Liability which is expressly identified on Schedule 2.10(c) shall be an HSN Liability;

(d)           any Liability which is expressly identified on Schedule 2.10(d) shall be a Tree Liability;

(e)           any Liability which is expressly identified on Schedule 2.10(e) shall be a Retained Liability;

(f)            (i) 50% of any Shared Liability of Ticketmaster Spinco shall be a Ticketmaster Liability and 50% shall be a Retained Liability, (ii) 50% of any Shared Liability of Interval Spinco shall be an Interval Liability and 50% shall be a Retained Liability, (iii) 50% of any Shared Liability of HSN Spinco shall be an HSN Liability and 50% shall be a Retained Liability and (iv) 50% of any Shared Liability of Tree Spinco shall be a Tree Liability and 50% shall be a Retained Liability;

(g)           any Liability of a Spun Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the Corresponding Group Balance Sheet or on the Corresponding Opening Balance Sheet, shall be a Corresponding Liability of such Spun Entity’s Corresponding Group, unless it is expressly identified in this Agreement (including on any Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group) or by a Spinco that is not included in such Spun Entity’s Corresponding Group (or any other relevant member of such other Spinco’s Corresponding Group), in which case it shall be a Retained Liability or a Spun Liability of such other Spinco’s Corresponding Group, as applicable;

(h)           any Liability relating to, arising out of, or resulting from the conduct of, a Spun Business (as conducted at any time prior to, on or after the Effective Time) or relating to a Spun Asset or a Deferred Spun Asset and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the Corresponding Group Balance Sheet or the Corresponding Opening Balance Sheet, shall be a Corresponding Liability of such Spun Business’ Corresponding Group, unless it is expressly identified in this Agreement (including on any Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group) or by a Spinco that is not included in such Spun Entity’s Corresponding Group (or any other relevant member of such other Spinco’s Corresponding Group), in which case it shall be a Retained Liability or Spun Liability of such other Spinco’s Corresponding Group, as applicable;

(i)            any Liability which is reflected or otherwise disclosed as a liability or obligation of any Spinco Group on its Corresponding Group Balance Sheet shall be a Corresponding Liability of such Spinco Group;

(j)            any Liability which would be reflected or otherwise disclosed on the Corresponding Group Balance Sheet of any Spinco Group, if such balance sheet were prepared under GAAP, shall be a Corresponding Liability of such Spinco Group;

(k)           any Liability pursuant to contracts entered into by IAC and/or any member of the IAC Group (i) in connection with the acquisition, by IAC and/or any member of the IAC Group, of any Spun Entity and/or Spun Business or (ii) otherwise relating primarily to a Spun Entity and/or the conduct of a Spun Business, shall be a Corresponding Liability of such Spun Entity’s or Spun Business’s Corresponding Group, unless it is expressly identified in this Agreement (including on any Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group) or by a Spinco that is not included in such Spun Entity’s Corresponding Group (or any other relevant member of such other Spinco’s Corresponding Group), in which case it shall be a Retained Liability or Spun Liability of such other Spinco’s Corresponding Group, as applicable;

(l)            any Liability of a Remaining IAC Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, shall be Retained Liability, unless it is determined to be a Spun Liability pursuant to clause (a), (b), (c), (d), (f), (g), (h), (i), (j) or (k) above, in which case it shall be a Spun Liability as set forth thereunder;

(m)          any Liability relating to, arising out of, or resulting from the conduct of, a Remaining IAC Business (as conducted at any time prior to, on or after the Effective Time) or relating to an Excluded Asset and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, shall be a Retained Liability, unless it is determined to be a Spun Liability pursuant to clause (a), (b), (c), (d), (f), (g), (h), (i), (j) or (k) above, in which case it shall be a Spun Liability as set forth thereunder; and

(n)           any Liability of any Spinco or any other member of any Spinco Group under this Agreement or any Ancillary Agreement shall be a Corresponding Liability of such Spinco Group and any Liability of IAC or any other member of the IAC Group under this Agreement or any Ancillary Agreement shall be a Retained Liability.

2.11.        Third Party Consents and Government Approvals.  To the extent that the Separation or any transaction contemplated thereby requires a Consent from any Third Party (a “Third Party Consent”) or any Governmental Authorization, the Parties will use commercially reasonable efforts to obtain all such Third Party Consents and Governmental Authorizations prior to the Effective Time.  If the Parties fail to obtain any such Third Party Consent or Governmental Authorization prior to the Effective Time, the matter shall be dealt with in the manner set forth in Article III.

2.12.        Preservation of Agreements.  The Parties each agree that all written agreements, arrangements, commitments and understandings between any member or members of its Corresponding Group, on the one hand, and any member or members of any other Group, on the other hand, shall remain in effect in accordance with their terms from and after the Effective Time, unless otherwise terminated by the relevant Parties.

2.13.        Ancillary Agreements.  On or prior to the Effective Time, the Parties shall execute and deliver or, as applicable, cause the appropriate members of their respective Groups to execute and deliver, each of the following agreements (collectively, the “Ancillary Agreements”):

(a)           the Employee Matters Agreement;

(b)           the Tax Sharing Agreement;

(c)           the Transition Services Agreement; and

(d)           the Transactions Memorandum, and such other agreements and instruments as may relate to or be identified in any of the foregoing agreements.

2.14.        Resignations.  (a)  IAC agrees to cause each Person who is a director or an officer of any Spun Entity and who will not be or become an employee of such Spun Entity’s Spinco Group (or any member thereof) at the Effective Time to resign from such position with effect as of the Effective Time; provided, however, that this Section 2.14(a) shall not apply to the persons in the capacities set forth on Schedule 2.14(a).

(b)           Each Spinco agrees to cause each Person (i) who is a director or an officer of a Remaining IAC Entity or any Spun Entity that is not a member of such Spinco’s Corresponding Group and (ii) who will become an employee of such Spinco’s Corresponding Group (or any member thereof) at the Effective Time to resign from such position with effect as of the Effective Time.

(c)           Each Separate-co agrees to obtain all such letters of resignation or other evidence of such resignations as may be necessary or desirable in performing their respective obligations under this Section 2.14.

2.15.        Cooperation.  The Parties shall cooperate in all aspects of the Separation and shall sign all such documents and perform all such other acts as may be necessary or desirable to give full effect to the Separation; and each Separate-co shall cause each other member of its Corresponding Group to do likewise.

2.16.        Intercompany Accounts Among Groups.  Except as otherwise expressly provided in any Ancillary Agreement, from and after the Effective Time, each Separate-co agrees to cause any Intercompany Account payable by any member of its Corresponding Group to any member of any other Group to be satisfied in full.

2.17.        Disclaimer of Representations and Warranties.  (a)  Each of the Parties (on behalf of itself and each other member of its respective Corresponding Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no Party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, makes any representation or warranty, express or implied, regarding any of the Spun Assets, Spun Entities, Spun Businesses, Excluded Assets, Spun Liabilities or Retained Liabilities including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Authorizations required in connection therewith or their transfer, regarding the value or freedom from Encumbrances of, or any other matter concerning, any Spun Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Spun Asset or Excluded Asset, including any Account Receivable of any Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Spun Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.

(b)           Except as may expressly be set forth herein or in any Ancillary Agreement, all Spun Assets and Excluded Assets are being transferred on an “as is, where is” basis, at the risk of the respective transferees without any warranty whatsoever on the part of the transferor, formal or implicit, legal, statutory or conventional (and, in the case of any Real Property, by means of a quitclaim or similar form deed or conveyance).

ARTICLE III
DEFERRED SEPARATION TRANSACTIONS

3.01.        Deferred Transfer Assets.  (a)  If the transfer to, or retention by, any member of a Spinco Group of any Asset that would otherwise constitute its Corresponding Asset (a “Deferred Spun Asset”; with respect to such Spinco, a “Deferred Corresponding Asset”) or the transfer to, or retention by, any member of the IAC Group of any Asset that would otherwise constitute an Excluded Asset (a “Deferred Excluded Asset,” and together with a Deferred Spun Asset, a “Deferred Transfer Asset”) cannot be accomplished without giving rise to a violation of Applicable Law, or without obtaining a Third Party Consent or a Governmental Authorization (collectively, a “Transfer Impediment”) and any such Third Party Consent or Governmental Authorization has not been obtained prior to the Effective Time, then such Asset shall be dealt with in the manner described in this Section 3.01.

(b)           Pending removal of such Transfer Impediment, the Person holding the Deferred Transfer Asset (the “Retaining Person”) shall hold such Deferred Transfer Asset for the use and benefit, insofar as reasonably possible, of the Party to whom the transfer of such Asset could not be made at the Effective Time (the “Deferred Beneficiary”).  The Retaining Person shall use commercially reasonable efforts to preserve such Asset and its right, title and interest therein and take all such other action as may reasonably be requested by the Deferred Beneficiary (in each case, at such Deferred Beneficiary’s expense) in order to place such Deferred Beneficiary, insofar as reasonably possible, in the same position as it would be in if such Asset had been transferred to it or retained by it with effect as of the Effective Time and so that, subject to the standard of care set forth above, all the benefits and burdens relating to such Deferred Transfer Asset, including possession, use, risk of loss, potential for gain, enforcement of rights against third parties and dominion, control and command over such Asset, are to inure from and after the Effective Time to such Deferred Beneficiary and the members of its Group.  The provisions set forth in this Article III contain all the obligations of the Retaining Person vis-à-vis the Deferred Beneficiary with respect to the Deferred Transfer Asset and the Retaining Person shall not be bound vis-à-vis the Deferred Beneficiary by any other obligations under Applicable Law.

(c)           The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, however, that no Party shall be required to make any unreasonable payment or assume any material obligations therefor.  As and when any Transfer Impediment is removed, the relevant Deferred Transfer Asset shall forthwith be transferred to its Deferred Beneficiary at no additional cost and in a manner and on terms consistent with the relevant provisions of this Agreement and the Ancillary Agreements, including Section 2.17(b) hereof, and any such transfer shall take effect as of the date of its actual transfer.

(d)           Notwithstanding the foregoing or any provision of Applicable Law, a Retaining Person shall not be obligated, in connection with the foregoing, to expend any money in respect of a Deferred Transfer Asset unless the necessary funds are advanced by the Deferred Beneficiary of such Deferred Transfer Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Deferred Beneficiary of such Deferred Transfer Asset.

3.02.        Unreleased Liabilities.  If at any time on or after the Effective Time, any member of any Group shall remain obligated to any Third Party in respect of any Corresponding Liability not its own — i.e., a Corresponding Liability of another Separate-co (such other Separate-co with respect such Unreleased Liability and such Unreleased Person, the “Responsible Separate-co”) — the following provisions shall apply.  The Liabilities referred to in this Section 3.02 are hereinafter referred to as the “Unreleased Liabilities,” the Person remaining obligated for such Liability in a manner contrary to what is intended under this Agreement is hereinafter referred to as the “Unreleased Person,” such Unreleased Person’s Corresponding Separate-co, the “Unreleased Separate-co” and such Unreleased Person’s Corresponding Group, the “Unreleased Group”.

(a)           Each Unreleased Person shall remain obligated to Third Parties for such Unreleased Liability as provided in the relevant Contract, Applicable Law or other source of such Unreleased Liability and shall pay and perform such Unreleased Liability as and when required, in accordance with its terms.

(b)           Each Responsible Separate-co shall indemnify, defend and hold harmless each Other Separate-Co Indemnified Party that is an Unreleased Person from and against any Liabilities arising in respect of each Unreleased Liability of such Unreleased Person that is a Corresponding Liability of such Responsible Separate-co.  Each Responsible Separate-co shall take, and shall cause the members of its Corresponding Group (the “Responsible Group”) to take, such other actions as may be reasonably requested by the applicable Unreleased Separate-co in accordance with the provisions of this Agreement in order to place the applicable Unreleased Group, insofar as reasonably possible, in the same position as it would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by such Responsible Separate-co (or any relevant member of the Responsible Group) with effect as of the Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Effective Time to the member or members of the Responsible Group.

(c)           Each Responsible Separate-co shall continue on and after the Effective Time to use commercially reasonable efforts to cause the applicable Unreleased Persons to be released from their respective Unreleased Liabilities.

(d)           If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the relevant Parties shall promptly sign all such documents and perform all such other acts, and shall cause each member of their respective Groups, as applicable, to sign all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

3.03.        No Additional Consideration.  For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Article III shall be effected without any additional consideration by any Party hereunder.

ARTICLE IV
COVENANTS

4.01.        General Covenants.  Each Party covenants with and in favor of the other Parties that it shall, subject, in the case of IAC, to Article XII:

(a)           do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required of it to facilitate the carrying out of the intent and purpose of this Agreement;

(b)           cooperate with and assist the other Parties, both before and after the Effective Time, in dealing with transitional matters relating to or arising from the Separation, the Distributions, this Agreement or the Ancillary Agreements; and

(c)           cooperate in preparing and filing all documentation (i) to effect all necessary applications, notices, petitions, filings and other documents; and (ii) to obtain as promptly as reasonably practicable all Consents and Governmental Authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement (including all approvals required under applicable antitrust laws).

4.02.        Covenants of the Spincos.  In addition to the covenants of the Spincos provided for elsewhere in this Agreement, each Spinco covenants and agrees with, and in favor of, the other Parties that it shall:

(a)           use commercially reasonable efforts and do all things reasonably required of it to cause the Separation and the Distributions to be completed, including cooperating with IAC to obtain:  the approval for the listing of such Spinco’s Spinco Common Stock on NASDAQ or such other securities exchange or inter-dealer quotation system as is reasonably acceptable to IAC;

(b)           use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Separation and the Distributions;

(c)           use its commercially reasonable efforts to cause any member of another Group to be released, as soon as reasonably practicable, from any guarantees given by any member of such other Group (the “Guaranteeing Group”; its Corresponding Separate-co, the “Guaranteeing Separate-co”) for the benefit of such Spinco (the “Guaranteed Spinco”; its Corresponding Group, the “Guaranteed Group”; its Corresponding Entities, the “Guaranteed Entities”) or any Guaranteed Entities and (to the extent necessary to secure such releases) to cause itself or one or more members of the Guaranteed Group to be substituted in all respects for any member of the Guaranteeing Group in respect of such guarantees, provided, that in the event that, notwithstanding the commercially reasonable efforts of the Guaranteed Spinco, the Guaranteed Spinco is unable to obtain such guarantee releases, the Guaranteed Spinco hereby agrees to indemnify and hold the Guaranteeing Separate-co and the other members of the

Guaranteeing Group harmless from and against all Liabilities incurred by them in connection with, arising out of or resulting from such guarantees; and

(d)           perform and, as applicable, cause each member of its Corresponding Group to perform each of its and their respective obligations under each Ancillary Agreement.

4.03.        Spinco Common Stock Escrow Accounts.  (a)  Immediately following the Effective Time, each Spinco shall deposit a number of shares of its Spinco Common Stock as is equal to the product of (x) its Corresponding Distribution Ratio and (y) the number of shares of IAC Common Stock deliverable upon the exercise of the Old IAC Integrated Warrant if such warrant were to be exercised immediately prior to the Effective Time (such Spinco’s “Corresponding Escrow Shares”) into an escrow account (a “Spinco Common Stock Escrow Account”) to be established by each Spinco with The Bank of New York Mellon (the “Escrow Agent”) to be held by the Escrow Agent pursuant to the terms of an escrow agreement in customary form to be agreed upon by each of the Spincos and the Escrow Agent prior to the Effective Time (an “Escrow Agreement”).  The Spinco Common Stock Escrow Accounts will serve as a source of shares of Spinco Common Stock deliverable upon the exercise of the New IAC Integrated Warrant.  Under the terms of the Escrow Agreements, any shares of Spinco Common Stock designated for delivery upon exercise of the New IAC Integrated Warrant shall be returned to the applicable Spinco upon the expiration without exercise of the New IAC Integrated Warrant in accordance with its terms.  IAC and each Spinco acknowledge that IAC’s obligation to issue shares of IAC Common Stock to the holder of the Old IAC Integrated Warrant relates to the businesses that were conducted by the IAC Group and the Spinco Groups prior to the Effective Time.  Accordingly, from and after the Effective Time, upon an exercise of the New IAC Integrated Warrant, as between IAC and the Spincos, each Spinco will exclusively bear the obligation to deliver shares of its Spinco Common Stock.  The issuance and delivery by each Spinco of its Corresponding Escrow Shares to the applicable Spinco Common Stock Escrow Account is intended to further such Spinco’s satisfaction of such obligations following the Separation and the Distributions; provided, however, that if for any reason such Spinco Common Stock Escrow Account does not satisfy such obligations, the transfer of shares by such Spinco to the Spinco Common Stock Escrow Account under this Section 4.03 is not in substitution of the obligations of such Spinco under the immediately preceding sentence to deliver shares of its Spinco Common Stock.  For the avoidance of doubt, any obligations with respect to the delivery of any Spinco Common Stock on account of the New IAC Integrated Warrant shall be a Corresponding Liability of such Spinco.  If, at any time or from time to time following the Effective Time,

(X)          IAC reasonably determines in good faith (which determination, absent manifest error, shall be final and binding) in its sole discretion that, for any Spinco, its Corresponding Escrow Shares are insufficient to satisfy the obligations with respect to the New IAC Integrated Warrant, IAC shall provide to such Spinco written notice indicating the number of additional shares of such Spinco Common Stock necessary to satisfy the obligations pursuant to the New IAC Integrated Warrant and such Spinco shall promptly deposit into the applicable Spinco Common Stock Escrow Account the number of shares of such Spinco Common Stock indicated in the written notice from IAC; or

(Y)           any Spinco undertakes any action, or any event shall occur, that either (i) results in an adjustment to the number of shares of its Spinco Common Stock with respect to which the New IAC Integrated Warrant is exercisable or (ii) causes that portion of the New IAC Integrated Warrant that would otherwise have been exercisable for shares of such Spinco Common Stock to become exercisable into another form of consideration (including, without limitation, in conjunction with a merger of such Spinco or a reclassification of such Spinco Common Stock), then, in each case, such Spinco shall promptly deposit into the applicable Spinco Common Stock Escrow Account the number of additional shares of such Spinco Common Stock and/or the other consideration with respect to which the New IAC Integrated Warrant is exercisable.

(b)  Notwithstanding the foregoing, in lieu of issuing any fractional shares of its Spinco Common Stock upon the exercise of the New IAC Integrated Warrant, the applicable Spinco shall promptly deposit into the applicable Spinco Common Stock Escrow Account cash in lieu of such fractional share in an amount computed in accordance with the terms of the New IAC Integrated Warrant.

4.04.        Cash Balance True-Ups.  (a)  In the event that, after review and reconciliation, the amount of cash and cash equivalents reflected in the bank statements of TM Spinco and its subsidiaries as of the Effective Time plus the balance as of the Effective Time of any note or notes of any member of the IAC Group held by any member of the TM Group less the balance as of the Effective Time of any note or notes of any member of the TM Group held by any member of the IAC Group (the “TM Effective Time Cash Balance”) is greater than $[•] (the “TM Target Cash Balance”), TM Spinco shall make one or more payments to IAC as promptly as practicable after the Effective Time, but in no event more than [ninety (90)] days after the Effective Time, totaling an amount equal to the excess of the TM Effective Time Cash Balance over the TM Target Cash Balance.  In the event that, after review and reconciliation, the TM Effective Time Cash Balance is less than the TM Target Cash Balance, IAC shall make one or more payments to TM Spinco as promptly as practicable after the Effective Time, but in no event more than [ninety (90)] days after the Effective Time, totaling an amount equal to the excess of the TM Target Cash Balance over the TM Effective Time Cash Balance.  Notwithstanding Section 13.08, payments pursuant to this Section 4.04(a) shall not bear any interest.

(b)           In the event that, after review and reconciliation, the amount of cash and cash equivalents reflected in the bank statements of Interval Spinco and its subsidiaries as of the Effective Time plus the balance as of the Effective Time of any note or notes of any member of the IAC Group held by any member of the Interval Group less the balance as of the Effective Time of any note or notes of any member of the Interval Group held by any member of the IAC Group (the “Interval Effective Time Cash Balance”) is greater than $[•] (the “Interval Target Cash Balance”), Interval Spinco shall make one or more payments to IAC as promptly as practicable after the Effective Time, but in no event more than [ninety (90)] days after the Effective Time, totaling an amount equal to the excess of the Interval Effective Time Cash Balance over the Interval Target Cash Balance.  In the event that, after review and reconciliation, the Interval Effective Time Cash Balance is less than the Interval Target Cash Balance, IAC shall make one or more payments to Interval Spinco as promptly as practicable after the Effective

Time, but in no event more than [ninety (90)] days after the Effective Time, totaling an amount equal to the excess of the Interval Target Cash Balance over the Interval Effective Time Cash Balance.  Notwithstanding Section 13.08, payments pursuant to this Section 4.04(b) shall not bear any interest.

(c)           In the event that, after review and reconciliation, the amount of cash and cash equivalents reflected in the bank statements of HSN Spinco and its subsidiaries as of the Effective Time plus the balance as of the Effective Time of any note or notes of any member of the IAC Group held by any member of the HSN Group less the balance as of the Effective Time of any note or notes of any member of the HSN Group held by any member of the IAC Group (the “HSN Effective Time Cash Balance”) is greater than $[•] (the “HSN Target Cash Balance”), HSN Spinco shall make one or more payments to IAC as promptly as practicable after the Effective Time, but in no event more than [ninety (90)] days after the Effective Time, totaling an amount equal to the excess of the HSN Effective Time Cash Balance over the HSN Target Cash Balance.  In the event that, after review and reconciliation, the HSN Effective Time Cash Balance is less than the HSN Target Cash Balance, IAC shall make one or more payments to HSN Spinco as promptly as practicable after the Effective Time, but in no event more than [ninety (90)] days after the Effective Time, totaling an amount equal to the excess of the HSN Target Cash Balance over the HSN Effective Time Cash Balance.  Notwithstanding Section 13.08, payments pursuant to this Section 4.04(c) shall not bear any interest.

(d)           In the event that, after review and reconciliation, the amount of cash and cash equivalents in the bank statements of Tree Spinco and its subsidiaries as of the Effective Time plus the balance as of the Effective Time of any note or notes of any member of the IAC Group held by any member of the Tree Group less the balance as of the Effective Time of any note or notes of any member of the Tree Group held by any member of the IAC Group (the “Tree Effective Time Cash Balance”) is greater than $[•] (the “Tree Target Cash Balance”), Tree Spinco shall make one or more payments to IAC as promptly as practicable after the Effective Time, but in no event more than [ninety (90)] days after the Effective Time, totaling an amount equal to the excess of the Tree Effective Time Cash Balance over the Tree Target Cash Balance.  In the event that, after review and reconciliation, the Tree Effective Time Cash Balance is less than the Tree Target Cash Balance, IAC shall make one or more payments to Tree Spinco as promptly as practicable after the Effective Time, but in no event more than [ninety (90)] days after the Effective Time, totaling an amount equal to the excess of the Tree Target Cash Balance over the Tree Effective Time Cash Balance.  Notwithstanding Section 13.08, payments pursuant to this Section 4.04(d) shall not bear any interest.

4.05.  Non-Solicitation.

(a)           IAC and each of the Spincos shall not, and each of them shall cause the other members of its respective Corresponding Group not to, from the applicable Distribution Date of a Spinco (the “Subject Spinco”) through and including the eighteen-month anniversary of such Distribution Date, without the prior written consent of the Subject Spinco, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit for employment or solicit, aid, induce or encourage any person who is an employee of the Subject Spinco’s respective Corresponding Group as of such Distribution Date to leave his or her employment.

(b)           No Spinco shall, and each of them shall cause the other members of its respective Corresponding Group not to, from the applicable Distribution Date of such Spinco through and including the eighteen-month anniversary of such Distribution Date, without the prior written consent of IAC, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit for employment or solicit, aid, induce or encourage any person who is an employee of IAC’s Corresponding Group as of such Distribution Date to leave his or her employment.

(c)           Nothing in this Section 4.06 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of another Party, provided that the applicable Party has not encouraged or advised such firm to approach any such employee.

ARTICLE V
THE DISTRIBUTIONS

5.01.        Conditions to the Distributions.  (a) In addition to, and without in any way limiting, IAC’s rights under Section 12.1, completion of each Distribution is conditioned on:

(i)            the IAC Board not having determined that such Distribution is not in the best interests of IAC and its stockholders;

(ii)           the Registration Statements with respect to such Spinco’s common shares shall have been declared effective by the SEC or become effective under the Exchange Act, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the SEC;

(iii)          the applicable Spinco Common Stock shall have been accepted for listing on NASDAQ, subject to compliance with applicable listing requirements;

(iv)          no Order or other legal restraint or prohibition preventing the consummation of any of the Distributions, or any of the transactions contemplated by this Agreement or any Ancillary Agreement, including the transactions to effect the Separation, shall be threatened, pending or in effect;

(v)           any material Consents and Governmental Authorizations necessary to complete the Separation and the Distributions shall have been obtained and be in full force and effect;

(vi)          the stockholders of IAC shall have approved, in accordance with the DGCL, a merger agreement providing for the merger of a wholly-owned subsidiary of IAC with and into IAC pursuant to which all of the outstanding shares of preferred stock of IAC shall be converted into the right to receive cash;

(vii)         the IAC Board shall have received a written solvency opinion, in form and substance acceptable to the IAC Board, from Duff & Phelps regarding the

Separation, the Distributions and other transactions contemplated hereby, which opinion shall not have been withdrawn or modified;

(viii)        IAC shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the IAC Board, regarding the qualification of the Distributions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code (to the extent such qualification is not addressed by an Internal Revenue Service private letter ruling (the “IRS Ruling”) received by IAC), which opinion (and, in the event IAC shall have received the IRS Ruling, the IRS Ruling) shall not have been withdrawn or modified;

(ix)           IAC shall have received opinions from its external tax advisors, in form and substance satisfactory to the IAC Board, regarding the U.S. federal income tax consequences to IAC of certain related matters and transactions (to the extent such matters are not addressed by the IRS Ruling) and certain state tax consequences to IAC of the spin-offs, which opinions shall not have been withdrawn or modified; and

(x)            IAC shall have received an opinion of Delaware counsel to IAC, in form and substance satisfactory to the IAC Board, to the effect that the Separation and the Distributions do not require approval of the stockholders of IAC under Section 271 of the DGCL.

(b)           The foregoing conditions  are for the sole benefit of IAC and shall not give rise to or create any duty on the part of IAC or the IAC Board to waive or not to waive such conditions or in any way limit IAC’s right to terminate this Agreement in whole or in part as set forth in Article XII or alter the consequences of any such termination from those specified in such Article XII.  Any determination made by IAC prior to the Separation and the Distributions concerning the satisfaction or waiver of the conditions set forth in this Section 5.01 shall be final and conclusive.

5.02.        Distribution of Spinco Common Stock.  (a) Prior to the Effective Time and in accordance with the Transactions Memo, each Spinco shall issue to IAC such additional shares of its Spinco Common Stock (or shall take or cause to be taken such other appropriate actions to ensure that IAC has the requisite number of shares of Spinco Common Stock) to cause the number of shares of such Spinco Common Stock issued and outstanding immediately prior to the Effective Time to equal the product of (x) the sum of (i) the applicable IAC Record Date Share Number and (ii) the number of shares of IAC Common Stock issued or issuable pursuant to the exercise of outstanding IAC Stock Options or pursuant to the vesting of IAC Restricted Stock Units (as such terms are defined in the Employee Matters Agreement), in either case following the applicable Distribution Record Date and prior to the third Business Day immediately prior to the applicable Distribution Date (giving effect to any cashless exercise of IAC Stock Options or withholding of shares of IAC Common Stock to satisfy tax withholding obligations) (“Post-Record Date IAC Shares”) (y) the Corresponding Distribution Ratio.  The Corresponding Distribution Ratio with respect to any Spinco shall be appropriately adjusted in the event of any stock split, reverse stock split or similar event in respect of the IAC Common Stock and/or IAC Class B Common Stock following the date of this Agreement and prior to the Effective Time.

(b)           On the terms and subject to the conditions in this Agreement, with respect to each Distribution, IAC will cause the applicable distribution or transfer agent (the “Agent”) at the Effective Time to distribute all of the outstanding shares of the applicable Spinco Common Stock then owned by IAC to holders of IAC Common Stock and IAC Class B Common Stock as of the applicable Distribution Record Date and, in accordance with the Employee Matters Agreement, to holders of Post-Record Date IAC Shares, and to credit the number of such shares of Spinco Common Stock to book-entry accounts for each such holder or designated transferee or transferees of such holder of IAC Common Stock or IAC Class B Common Stock.  On the terms and subject to the conditions in this Agreement, each holder of IAC Common Stock or IAC Class B Common Stock on the applicable Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the applicable Distribution a fraction of a share of the applicable Spinco’s Spinco Common Stock equal to the applicable Distribution Ratio for each share of IAC Common Stock or IAC Class B Common Stock so held by such stockholder as of the applicable Distribution Record Date.  No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Spinco Common Stock (and, if applicable, cash in lieu of any fractional shares) that such stockholder is entitled to receive in the applicable Distribution.

5.03.        Fractional Shares.  With respect to each Distribution, IAC stockholders holding a number of shares of IAC Common Stock or IAC Class B Common Stock on the applicable Distribution Record Date which would entitle such stockholders to receive other than a whole number of shares of the applicable Spinco Common Stock in such Distribution, will receive cash in lieu of such fractional shares.  Fractional shares of Spinco Common Stock will not be distributed in any Distribution nor credited to book-entry accounts.  The Agent shall, as soon as practicable after the applicable Distribution Date:  (a) determine the number of whole shares and fractional shares of the applicable Spinco Common Stock to each holder of record as of close of business on the applicable Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions as soon as practicable after the applicable Distribution Date, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of applicable Spinco Common Stock, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes.  Each Spinco shall bear the cost of brokerage fees incurred in connection with the sales of fractional shares of its Spinco Common Stock, which sales shall occur as soon after the applicable Distribution Date as practicable and as determined by the Agent.  None of the Parties nor the Agent will guarantee any minimum sale price for fractional shares of Spinco Common Stock.  None of the Parties will pay any interest on the proceeds from the sale of fractional shares.  The Agent acting on behalf of the applicable Spinco will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.  Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of IAC or the applicable Spinco.

5.04.        Actions in Connection with the Distributions.  (a) Each Spinco shall file such amendments and supplements to its respective Registration Statement as IAC may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Applicable Law, including filing such amendments and supplements to its respective Registration Statement as may be required by the SEC or federal, state or foreign securities laws.  IAC shall mail to the holders of IAC Common Stock and IAC Class B Common Stock, at such time on or prior to the applicable Distribution Date as IAC shall determine, the Prospectus forming a part of the applicable Registration Statement, as well as any other information concerning any of the Spincos, their business, operations and management, the Separation and such other matters as IAC shall reasonably determine are necessary and as may be required by Applicable Law.

(b)           Each of the Spincos shall also cooperate with IAC in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation or other transactions contemplated by this Agreement and the Ancillary Agreements.  Promptly after receiving a request from IAC, to the extent requested, each of HSN Spinco, Interval Spinco, TM Spinco and Tree Spinco, as applicable, shall prepare and, in accordance with Applicable Law, file with the SEC any such documentation that IAC determines is necessary or desirable to effectuate the Distributions, and IAC, HSN Spinco, Interval Spinco, TM Spinco and Tree Spinco shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c)           Nothing in this Section 5.04 shall be deemed, by itself, to shift Liability for any portion of any Registration Statement or Prospectus to IAC.

(d)           In addition to the covenants of the Spincos provided for elsewhere in this Agreement, each Spinco covenants and agrees with, and in favor of, IAC that it shall (i) cooperate with IAC in connection with IAC’s performance of its obligations under the Liberty Spinco Agreement with respect to such Spinco to be performed by IAC prior to the Effective Time, (ii) enter into a Liberty Spinco Assumption Agreement and a Liberty Registration Rights Agreement as contemplated by the Liberty Spinco Agreement and (iii) indemnify and hold IAC and the other members of the IAC Group harmless from and against all Liabilities incurred by them in connection with, arising out of or resulting from such Spinco’s performance or failure to perform its obligations under such agreements following the Effective Time.

5.05.        Treatment of Integrated Warrant.  Immediately following the Effective Time:

(a)           the Old IAC Integrated Warrant shall by its terms, effective as of the Effective Time be adjusted (as so adjusted, the “New IAC Integrated Warrant), represent the right to receive upon due exercise (w) a number of shares of IAC Common Stock equal to the number of shares of IAC Common Stock subject to the Old IAC Integrated Warrant immediately prior the Effective Time (the “Warrant Share Number”); (x) a number of shares of common stock of Expedia, Inc. (or substitutions therefor) as set forth in that certain Separation Agreement, dated as of August 9, 2005, between IAC and Expedia, Inc.; (y) a number of shares of Spinco Common Stock (or substitutions therefor) of each Spinco, if any, the Distribution Date of which shall have occurred prior to such Effective Time; and (z) such number of shares of

Spinco Common Stock of each Spinco whose Distribution is effected at such Effective Time as a given holder of IAC Common Stock would be entitled at the Effective Time had such holder held, on the applicable Distribution Record Date, a number of shares of IAC Common Stock equal to the Warrant Share Number; and

(b)           the exercise price of the New IAC Integrated Warrant will not change.

ARTICLE VI
MUTUAL RELEASES; INDEMNIFICATION

6.01.        Release of Pre-Distribution Claims.  (a) Except as provided in Section 6.01(f), effective as of the Effective Time, TM Spinco does hereby, on behalf of itself and each other member of the TM Group, their respective Affiliates (other than any member of any other Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of any other Group), directors, officers, agents or employees of any member of the TM Group (in each case, in their respective capacities as such) (the “TM Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of the other Separate-cos, the other members of the other Groups, their respective Affiliates (other than any member of the TM Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of any other Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-TM Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-TM Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the TM Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-TM Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time, including in connection with the transactions and all activities to implement the Separation and the Distributions (“TM Claims”); and the TM Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any TM Claim.

(b)           Except as provided in Section 6.01(f), effective as of the Effective Time, Interval Spinco does hereby, on behalf of itself and each other member of the Interval Group, their respective Affiliates (other than any member of any other Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of any other Group), directors, officers, agents or employees of any member of the Interval Group (in each case, in their respective capacities as such) (the “Interval Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of the other Separate-cos, the other members of the other Groups, their respective Affiliates (other than any member of the Interval Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of any other Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-Interval Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-Interval Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Interval Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-Interval Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time, including in connection with the transactions and all activities to implement the Separation and the Distributions (“Interval Claims”); and the Interval Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Interval Claim.

(c)           Except as provided in Section 6.01(f), effective as of the Effective Time, HSN Spinco does hereby, on behalf of itself and each other member of the HSN Group, their respective Affiliates (other than any member of any other Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of any other Group), directors, officers, agents or employees of any member of the HSN Group (in each case, in their respective capacities as such) (the “HSN Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of the other Separate-cos, the other members of the other Groups, their respective Affiliates (other than any member of the HSN Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of any other Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-HSN Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-HSN Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the HSN Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-HSN Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time, including in connection with the transactions and all activities to implement the Separation and the Distributions (“HSN Claims”); and the HSN Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any HSN Claim.

(d)           Except as provided in Section 6.01(f), effective as of the Effective Time, Tree Spinco does hereby, on behalf of itself and each other member of the Tree Group, their respective Affiliates (other than any member of any other Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of any other Group), directors, officers, agents or employees of any member of the Tree Group (in each case, in their respective capacities as such) (the “Tree Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of the other Separate-cos, the other members of the other Groups, their respective Affiliates (other than any member of the Tree Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of any other Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-Tree Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-LT Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Tree Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-LT Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time, including in connection with the transactions and all activities to implement the Separation and the Distributions (“Tree Claims”); and the Tree Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Tree Claim.

(e)           Except as provided in Section 6.01(f), effective as of the Effective Time, IAC does hereby, on behalf of itself and each other member of the IAC Group, their respective Affiliates (other than any member of any Spinco Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such) (the “IAC Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of the Spincos, the other members of the Spinco Groups, their respective Affiliates (other than any member of the IAC Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of the IAC Group), directors, officers, agents or employees of any member of any Spinco Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-IAC Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against an Non-IAC Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the IAC Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-IAC Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time including in connection with the transactions and all activities to implement the Separation and the Distributions (“IAC Claims”); and the IAC Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any IAC Claim.

(f)            Nothing contained in Section 6.01(a), 6.01(b), 6.01(c), 6.01(d) or 6.01(e) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or, any agreement, arrangement, commitment or understanding that is contemplated by Section 2.12 or any other agreement, arrangement, commitment or understanding that is entered into after the

Effective Time among any member of any Group, on the one hand, and any member of any other Group, on the other hand, nor shall anything contained in those sections be interpreted as terminating as of the Effective Time any rights under any such agreements, contracts, commitments or understandings.  For purposes of clarification, nothing contained in Section 6.01(a), 6.01(b), 6.01(c), 6.01(d) or 6.01(e) shall release any Person from:

(i)            any Liability provided in or resulting from this Agreement or any of the Ancillary Agreements;

(ii)           any Liability provided in or resulting from any agreement among any members of any Group that is contemplated by Section 2.13 (including for greater certainty, any Liability resulting or flowing from any breaches of such agreements that arose prior to the Effective Time);

(iii)          any Liability provided in or resulting from any other agreement, arrangement, commitment or understanding that is entered into after the Effective Time between any member of any Group, on the one hand, and any member of any other Group, on the other hand;

(iv)          (A) with respect to each Spinco, any Corresponding Liability of such Spinco and (B) with respect to IAC, any Retained Liability;

(v)           any Liability that the Parties may have with respect to indemnification or contribution pursuant to Article III or Section 5.04(d) of this Agreement or this Article VI for Third Party Claims;

(vi)          any Liability for unpaid Intercompany Accounts; or

(vii)         any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.01.

In addition, nothing contained in Section 6.01(a), 6.01(b),  6.01(c), 6.01(d) or 6.01(e) hereof shall release any Separate-co from honoring its existing obligations to indemnify any director, officer or employee of any Group who was a director, officer or employee of such Separate-co on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such Separate-co and was entitled to such indemnification pursuant to then existing obligations.

(g)           TM Spinco shall not make, and shall not permit any other member of the TM Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Separate-co or any member of any other Group or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a).

(h)           Interval Spinco shall not make, and shall not permit any other member of the Interval Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other

Separate-co or any member of any other Group or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(i)            HSN Spinco shall not make, and shall not permit any other member of the HSN Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Separate-co or any member of any other Group or any other Person released pursuant to Section 6.01(c), with respect to any Liabilities released pursuant to Section 6.01(c).

(j)            Tree Spinco shall not make, and shall not permit any other member of the Tree Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Separate-co or any member of any other Group or any other Person released pursuant to Section 6.01(d), with respect to any Liabilities released pursuant to Section 6.01(d).

(k)           IAC shall not make, and shall not permit any other member of the IAC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Spinco or any other member of any Spinco Group or any other Person released pursuant to Section 6.01(e), with respect to any Liabilities released pursuant to Section 6.01(e).

6.02.        Indemnification by Spincos.  Except as provided in Sections 6.04 and 6.05 and subject to Section 13.01, each Spinco shall, and shall cause the other members of its Corresponding Group to, fully indemnify, defend and hold harmless each other Separate-co, each other member of each other Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, such Spinco’s “Corresponding Other Separate-cos Indemnified Parties”), from and against any and all Liabilities of its Corresponding Other Separate-cos Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)           with respect to such Spinco, the Corresponding Business, any Corresponding Entity, any Corresponding Asset, any Corresponding Liability or, subject to Article III, any Deferred Spun Asset;

(b)           any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by such Spinco or any other member of it Corresponding Group, subject to any limitation on liability set forth in any Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Ancillary Agreement; and

(c)           any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to such Spinco’s Corresponding Group or Corresponding Business contained in any Registration Statement or any other filings made with the SEC in connection with the Separation and the Distributions.

6.03.        Indemnification by IAC.  Except as provided in Sections 6.04 and 6.05 and subject to Section 13.01, IAC shall indemnify, defend and hold harmless each Spinco, each other member of each Spinco Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “Non-IAC Indemnified Parties”), from and against any and all Liabilities of the Non-IAC Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)           any Remaining IAC Business or any Retained Liability;

(b)           any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by IAC or any other member of the IAC Group, subject to any limitation on liability set forth in any Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Ancillary Agreement;

(c)           except to the extent set forth in Section 6.02(c), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in any Registration Statement or Prospectus forming a part thereof; and

(d)           any determination by a court of competent jurisdiction (whether or not in a final, non-appealable judgment) that any of the Spincos has any liability (whether direct or indirect) for the payment of the IAC Notes; it being understood that in the event of any such determination, IAC shall be entitled to elect either of the following options: (1) IAC shall make arrangements that are reasonably satisfactory to any such Spinco to provide assurance that IAC has the financial wherewithal to promptly satisfy the IAC Notes or (2) IAC shall repay, redeem, satisfy and discharge, or otherwise retire the IAC Notes; provided, that if such determination could reasonably be expected to result in a default under any of such Spinco’s indebtedness, then such Spinco shall be entitled to require IAC to exercise option (2) above.

6.04.        Procedures for Indemnification of Third Party Claims.  (a) All claims for indemnification relating to a Third Party Claim by any indemnified party (an “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 6.04.

(b)           In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the

Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim; provided that in the event a Claim Notice in respect of indemnification sought pursuant to Section 6.02(c) so specifies, the Indemnified Party shall have the right to require the Indemnifying Party, and in such event the Indemnifying Party shall be required, to defend the Indemnified Party against such Third Party Claim at the Indemnifying Party’s expense.

(c)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense, provided that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently defend a Third Party Claim it has assumed the defense of, as provided in the first sentence of this Section 6.04(c).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(d)           If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim or after receiving a Claim Notice specified in the proviso to the last sentence of Section 6.04(b), fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e)           The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

(f)            The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

6.05.        Procedures for Indemnification of Direct Claims.  Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder.  Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.  If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article IX.

6.06.        Adjustments to Liabilities.  (a)  If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified Party could have recovered all or a part of such Liabilities from a Third Party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(b)           If notwithstanding Section 6.06(a) an Indemnified Party receives an amount from a Third Party in respect of a Liability that is the subject of indemnification hereunder after all or a portion of such Liability has been paid by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Liability, plus the amount received from the Third Party in respect thereof, over (ii) the full amount of the Liability.

(c)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

6.07.        Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article VI by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than three (3) days following any final determination of such Liability and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

6.08.        Contribution.  If the indemnification provided for in this Article VI shall, for any reason, be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Sections 6.02 and 6.03.  If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 6.02 or 6.03, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

6.09.        Remedies Cumulative.  The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

6.10.        Survival of Indemnities.  The rights and obligations of each of the Separate-cos and their respective Indemnified Parties under this Article VI shall survive the distribution, sale or other transfer by any Party of any Assets or the delegation or assignment by it of any Liabilities.

6.11.        Shared Liabilities.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           In order to facilitate the defense of any Shared Liability, the Parties agree that (i) the relevant Parties shall cooperate in the defense of any Shared Liability; (ii) each relevant Party shall be responsible for the costs of its own in-house counsel and other internal personnel in the defense of any Shared Liability; (iii) IAC shall be entitled to control the defense and/or settlement of any Shared Liability, although each relevant Spinco shall be entitled to observe with counsel of its own selection and at its own expense; provided, however, that after the Effective Time IAC shall not settle all or any portion of any Shared Liability unless any remaining Liability of any Spinco and its Affiliates and their respective current and former officers and directors relating to the Shared Liability will be fully released as a result of such settlement.

(b)           The Parties agree to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided under all policies of insurance and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies; provided, however, that nothing hereunder shall be construed to prevent any party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies.  The Parties agree to exchange information upon reasonable request of the other Party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the Parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

(c)           If any Party receives notice or otherwise learns of the assertion by any person or entity (including a Governmental Authority) of a Shared Liability, that Party shall give the other Parties written notice of such Shared Liability, providing notice of such Shared Liability in reasonable detail.  The failure to give notice under this subsection shall not relieve any Party of its Liability for any Shared Liability except to the extent the Party is actually prejudiced by the failure to give such notice.  The Parties shall be deemed to be on notice of any Shared Liability pending prior to the Effective Time.

ARTICLE VII
INSURANCE

7.01.        Insurance Matters.  (a)  Each Spinco does hereby, for itself and each other member of its Corresponding Group, agree that no member of the IAC Group or any IAC Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of IAC and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided this Section 7.01(a) shall not negate IAC’s agreement under Section 7.01(b).

(b)           IAC agrees to use its reasonable best efforts to cause the interest and rights of each Spinco and the other members of its Corresponding Group as of the Relevant Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Relevant Time) of IAC or any other member of the IAC Group in respect of periods prior to the Relevant Time to survive the Relevant Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and IAC shall continue to administer such policies and programs on behalf of the relevant Spincos and the other relevant members of the Spinco Groups, subject to such Spinco’s reimbursement to IAC and the other relevant members of the IAC Group for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee’s normal working time) of any employee or agent of IAC of any other relevant member of the IAC Group who will be required to spend at least ten percent of his or her normal working time over any ten (10) Business Days working with respect to any such matter on behalf of a Spinco or any member of its Corresponding Group.  Any proceeds received by IAC or any other member of the IAC Group after the Relevant Time under such policies and programs in respect of a Spinco or other members of its Corresponding Group shall be for the benefit of such Spinco and such other members.

(c)           This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the IAC Group in respect of any insurance policy or any other contract or policy of insurance.

(d)           Nothing in this Agreement shall be deemed to restrict any member of any Spinco Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

ARTICLE VIII
EXCHANGE OF INFORMATION; CONFIDENTIALITY

8.01.        Agreement for Exchange of Information; Archives.  (a)  Without limiting any rights or obligations under any Ancillary Agreement between the Parties and/or any other member of their respective Groups relating to confidentiality, each Party agrees to provide, and to cause its Representatives, its Group members and its respective Group members’ Representatives to provide, to the other Groups and any member thereof (a “Requesting Party”), at any time before, on or after the Effective Time, subject to the provisions of Section 8.04 and as soon as reasonably practicable after written request therefor, any Information within the possession or under the control of such Party or one of such Persons which the Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Requesting Party, in each case other than claims or allegations that one Party to this Agreement or any of its Group members has or brings against the other Party or any of its Group members, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.  More particularly, and without limitation to the generality of the foregoing sentence, the Parties agree that the provisions of the Tax Sharing Agreement shall govern with respect to the sharing of Information relating to Tax.

(b)           After the Effective Time, each Spinco and the other members of its Spinco Group shall have access during regular business hours (as in effect from time to time), and upon reasonable advance notice, to the documents and objects of historical significance that relate to the Spun Businesses, the Spun Assets or the Spun Entities with respect to such Spinco and that are located in archives retained or maintained by (i) IAC or any other member of the IAC Group or (ii) by another Spinco or any other member of another Spinco Group.  Each Spinco and the other members of its Spinco Group may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that (i) such Spinco shall cause any such objects to be returned promptly, at such Spinco’s expense, in the same condition in which they were delivered to such Spinco or to any member of its Spinco Group and (ii) such Spinco and the other members of its Spinco Group shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to such other Separate-co or such other member of such other Separate-co’s Group.  In any event, the foregoing shall not be deemed to restrict the access of IAC or any other member of the IAC Group to any such documents or objects.  Nothing herein shall be deemed to impose any Liability on IAC or any other member of the IAC Group if documents or objects referred to in this Section 9.01 are not maintained or preserved by IAC or any other member of the IAC Group.  Alternatively, IAC, acting reasonably, may request from any Spinco and any other member of such Spinco’s Group that they provide IAC with reasonable advance notice, with a list of the requested Information that relates to the relevant Spun Businesses, the Spun Assets or the Spun Entities and IAC shall use, and shall cause the other members of the IAC Group that are in possession of the Information requested to use, commercially reasonable efforts to locate all requested Information that is owned or possessed by IAC or any of its Group members or Representatives.  IAC will make available all such Information for inspection by the relevant Spincos or any other relevant member of any Spinco Group during normal business hours at the place of business reasonably designated by IAC.  Subject to such confidentiality or security obligations as IAC or the other relevant members of its Group may reasonably deem necessary, the Spincos and the other relevant members of the Spinco Groups may have all requested Information duplicated.  Alternatively, IAC or the other relevant members of the IAC Group may choose to deliver to a Spinco, at such Spinco’s expense, all requested Information in the form reasonably requested by such Spinco or any other member of its Group.  At IAC’s request, such Spinco shall cause such Information when no longer needed to be returned to IAC at such Spinco’s expense.

(c)           With respect to the other Spinco Groups and the IAC Group, each Spinco shall make available and shall cause its Corresponding Group to make available to the other Spinco Groups and the IAC Group at least the level of access provided by the IAC Group under Section 8.01(b) to all Spinco Groups.

8.02.        Ownership of Information.  Any Information owned by a Party or any of its Group members and that is provided to a Requesting Party pursuant to Section 8.01 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

8.03.        Compensation for Providing Information.  The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the Requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement, in the Ancillary Agreements, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

8.04.        Record Retention.  To facilitate the possible exchange of Information pursuant to this Article VIII and other provisions of this Agreement after the Effective Time, the Parties agree to use commercially reasonable efforts to retain, and to cause the members of their respective Group to retain, all Information in their respective possession or control at the Effective Time in accordance with the policies of the IAC Group as in effect at the Effective Time or such other policies as may be reasonably adopted by the appropriate Party after the Effective Time.  No Party will destroy, or permit any member of its Group to destroy, any Information which another Party or any member of its Group may have the right to obtain pursuant to this Agreement prior to the fifth (5th) anniversary of the Effective Time without first using commercially reasonable efforts to notify such other Party of the proposed destruction and giving such other Party the opportunity to take possession of such Information prior to such destruction.

8.05.        Other Agreements Providing for Exchange of Information.  The rights and obligations granted or created under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

8.06.        Production of Witnesses; Records; Cooperation.  (a)  After the Effective Time, but only with respect to a Third Party Claim, each Party hereto shall use commercially reasonable efforts to, and shall cause the other relevant members of its Group to use commercially reasonable efforts to, make available to a requesting Party or any member of the Group to which such Requesting Party belongs, upon written request, its then former and current Representatives (and the former and current Representatives of its respective Group members) as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The Requesting Party shall bear all costs and expenses in connection therewith.

(b)           If a Party, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other relevant Party or Parties shall use commercially reasonable efforts to make available to such Party, upon written request, its or their then former and current Representatives and those of its or their respective Group members as witnesses and any books, records or other documents within its or their control (or that of its or their respective Group members) or which it or they (or its or their respective Group members) otherwise has or have the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c)           Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause their respective Group members to cooperate and consult, to the extent reasonably necessary with respect to any Actions (except in the case of an Action by one Party against another).

(d)           The obligation of the Parties to provide witnesses pursuant to this Section 8.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the limitation set forth in the first sentence of Section 8.06(a) regarding Third Party Claims).

(e)           In connection with any matter contemplated by this Section 8.06, the relevant Parties will enter into, and shall cause all other relevant members of their respective Groups to enter into, a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work-product privileges of any member of any Group.

8.07.        Confidentiality.  (a)  Subject to Section 8.08, each Separate-co shall hold, and shall cause its respective Group members and its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that applies to IAC’s confidential and proprietary Information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning another Group (or any member thereof) that is either in such Separate-co’s possession (including Information in its possession prior to the date hereof) or furnished by any other Group (or any member thereof) or by any of such other Group’s Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as “Confidential Information”), and shall not use, and shall cause its respective Group members, Affiliates and Representatives not to use, any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder.  Notwithstanding the foregoing, Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the relevant Parties and/or their respective Group members, their respective Affiliates or Representatives, (ii) lawfully acquired by such disclosing Party (or any member of the Group to which such Party belongs or any of such Party’s Affiliates) from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not have access to, or descriptions of, any such confidential or proprietary Information of the other Parties (or any member of the Group to which such other Party belongs).

(b)           Each Party shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with Section 8.07(a).

(c)           Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 8.08.  Without limiting the foregoing, when any Information furnished by another Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, such Party will promptly, after request of the furnishing Party and at the election of the Party receiving such request, destroy or return to the furnishing Party all such Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon), and destroy all Information in an electronic or otherwise intangible form and certify to the furnishing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the foregoing, the Parties agree that to the extent some Information to be destroyed or returned is retained as data or records for the purpose of business continuity planning or is otherwise not accessible in the Ordinary Course of Business, such data or records shall be destroyed in the Ordinary Course of Business in accordance, if applicable, with the business continuity plan of the applicable Party.

8.08.        Protective Arrangements.  In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines that it is required to disclose any Confidential Information (the “Disclosing Party”) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of another Party (or any member of the Group to which such other Party belongs) (the “Providing Party”), the Disclosing Party shall, to the extent permitted by Applicable Law, promptly notify the Providing Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Providing Party so that the Providing Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 8.08.  All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Providing Party.  Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Providing Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

8.09.        Disclosure of Third Party Information.  Each Spinco acknowledges that it and the other members of its respective Group may have in its or their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while it or they were part of the IAC Group.  Each Spinco will hold, and will cause the other members of its Group and its and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which such Spinco or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of another  Group (whether acting through, on behalf of, or in connection with, the Spun Businesses) and such Third Parties.

ARTICLE IX
DISPUTE RESOLUTION

9.01.        Interpretation; Agreement to Resolve Disputes.

(a)           In the event of any ambiguous provision in this Agreement or in any Ancillary Agreement, or any inconsistency or conflict between or among the provisions of this Agreement and one or more Ancillary Agreements or between or among the provisions of the Ancillary Agreements, IAC’s interpretation of such ambiguity or resolution of such inconsistency or conflict shall be final and binding unless such interpretation or resolution is unreasonable or clearly erroneous; it being understood and agreed that the reasonableness of an interpretation or resolution shall be assessed without regard to whether such interpretation or resolution happens to be in IAC’s self-interest.

(b)           Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article IX shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of any Group on the one hand and any other Group on the other hand.  Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article IX shall be the sole and exclusive procedures in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

9.02.        Dispute Resolution; Mediation.  (a)  Any Party (a “Claimant Party”) may commence the dispute resolution process of this Section 9.02 by giving the other Party or Parties with whom there is such a controversy, claim or dispute written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business.  The relevant Parties shall attempt in good faith to resolve any Dispute by negotiation among executives of such Parties (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement.  Within 15 days after delivery of the Dispute Notice, the receiving Party or Parties (the “Responding Parties” and, together with the Claimant Party, the “Dispute Parties”) shall submit to the other Dispute Party or Parties a written response (the “Response”).  The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Dispute Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Dispute Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the Dispute Parties will attempt to settle the Dispute.  Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of the Dispute Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  The Dispute Parties shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

(b)           If the Dispute has not been resolved within 60 days after delivery of the Dispute Notice, or if the Dispute Parties fail to meet within 30 days after delivery of the Dispute Notice as hereinabove provided, the Dispute Parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 9.02 before resorting to arbitration contemplated by Section 9.03 or any other dispute resolution procedure that may be agreed by the Dispute Parties.

(c)           All negotiations, conferences and discussions pursuant to this Section 9.02 shall be confidential and shall be treated as compromise and settlement negotiations.  Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d)           Unless the Dispute Parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator selected by the Dispute Parties.

(e)           Within 30 days after the mediator has been selected as provided above, all Dispute Parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each representative of a Dispute Party attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute.  If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, any of the Dispute Parties may give the other and the mediator a written notice declaring the mediation process at an end.

9.03.        Arbitration.  If the Dispute has not been resolved by the dispute resolution process described in Section 9.02, the Dispute Parties agree that any such Dispute shall be settled by binding arbitration before the American Arbitration Association (“AAA”) in Wilmington, Delaware pursuant to the Commercial Rules of the AAA.  Any arbitrator(s) selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules.  Any decisions of award of the arbitrator(s) will be final and binding upon the Dispute Parties and may be entered as a judgment by the Dispute Parties hereto.  Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by law.

9.04.        Costs.  The costs of any mediation or arbitration pursuant to this Article IX shall be shared equally among the Dispute Parties.

9.05.        Continuity of Service and Performance.  Unless otherwise agreed in writing, the Dispute Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE X
FURTHER ASSURANCES

10.01.      Further Assurances.  (a)  Except as provided in Section 12.01, each Party covenants with and in favor of the other Parties as follows:

(i)            prior to, on and after the Effective Time, each Party hereto shall, and shall cause the other relevant members of its Group to, cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute, acknowledge and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, assurances or documents, including instruments of conveyance, assignments and transfers, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Authorizations), and to take all such other actions as such Party may reasonably be requested to take by the requesting Party (or any member of its Group) from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to give effect to the provisions, obligations and purposes of this Agreement and the Ancillary Agreements and the transfers of the Spun Businesses and of the Spun Assets and the assignment and assumption of the Spun Liabilities and the other transactions contemplated hereby and thereby; and

(ii)           to the extent that IAC or any Spinco discovers at any time following the Effective Time any Asset that was intended to be transferred to any Separate-co or any other member of another Spinco Group pursuant to this Agreement was not so transferred at the Effective Time, IAC and the Spincos shall, or shall cause the other relevant members of their Corresponding Groups to promptly, assign and transfer to such Separate-co or another member of such Separate-co’s Group reasonably designated by such Separate-co such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.17(b).  Similarly, to the extent that IAC or any Spinco discovers at any time following the Effective Time any Asset that was intended to be retained by IAC or any other member of the IAC Group was not so retained at the Effective Time, the relevant Spinco shall, or shall cause the other relevant members of its Group to promptly to, assign and transfer to IAC or any other member of the IAC Group reasonably designated by IAC such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.17(b).  For the avoidance of doubt, the transfer of any Assets under this paragraph (a) shall be effected without any additional consideration by any Party hereunder (such deferred transfers being referred to as “Deferred Transactions”).

(b)           On or prior to the Effective Time, each of the Separate-cos, in their respective capacities as direct and indirect parent companies of the members of their respective Groups, shall each approve or ratify any actions of the members of their respective Groups as may be necessary or desirable to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)           Prior to the Effective Time, if a Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the relevant Parties will cooperate in determining whether there is a mutually acceptable arms’ length basis on which the such Party can provide such service.

ARTICLE XI
CERTAIN OTHER MATTERS

11.01.      Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.  Each Party agrees that during the one hundred and eighty (180) days following the Effective Time and in any event solely with respect to the preparation and audit of each of IAC’s and each Spinco’s financial statements for the year ended December 31, 2008, the printing, filing and public dissemination of such financial statements, the audit of IAC’s internal control over financial reporting and management’s assessment thereof and management’s assessment of IAC’s disclosure controls and procedures, in each case made as of December 31, 2008:

(a)           Date of Spinco Auditors’ Opinions.  Each Spinco shall use commercially reasonable efforts to enable such Spinco’s auditors (in each case, such auditors, the “Spinco Auditor”) to complete their audit such that they will date their opinion on such Spinco’s audited annual financial statements on the same date that the IAC’s auditors (the “IAC Auditor”) date their opinion on IAC’s audited annual financial statements (except to the extent an earlier date is necessary to comply with SEC rules), and to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements.

(b)           Annual Financial Statements.  Each (i) Separate-co shall provide to the other Separate-cos on a timely basis all Information reasonably required to meet such Separate-co’s schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures in accordance with Item 307 of Regulation S-K and (ii) each Spinco shall provide to the IAC on a timely basis all Information reasonably required to meet IAC’s schedule for  its report on internal control over financial reporting in accordance with Item308 of Regulation S-K and its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “2008 Internal Control Audit and Management Assessments”).  Without limiting the generality of the foregoing, each Separate-co will provide all required financial and other Information with respect to such Separate-co and its Subsidiaries to its respective auditors in a sufficient and reasonable time and in sufficient detail to permit its respective auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the IAC Auditor and each other Spinco Auditor with respect to respective Information to be included or contained in the annual financial statements of such other Separate-co and to permit the IAC Auditor and IAC’s management to all complete the 2008 Internal Control Audit and Management Assessments.

(c)           Access to Personnel and Books and Records.

(i)            Each Spinco (an “Authorizing Spinco”) shall authorize its respective Spinco Auditor (the “Authorized Auditor”) to make available to each of the IAC Auditor and the Spinco Auditor of each other Spinco both the personnel who performed or are performing the annual audits of the Authorizing Spinco and work papers related to the annual audits of the Authorizing Spinco, in all cases within a reasonable time prior to the Authorized Auditor’s opinion date, so that (A) the IAC Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the Authorized Auditor as it relates to the IAC Auditor’s report on IAC’s financial statements, all within sufficient time to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements; and (B) each such other Spinco Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the Authorized Auditor as it relates to the relevant Spinco Auditor’s report on such Spinco’s financial statements, all within sufficient time to enable such Spinco to meet its timetable for the printing, filing and public dissemination of such Spinco’s annual financial statements.

(ii)           IAC shall authorize the IAC Auditor to make available to each Spinco Auditor both the personnel who performed or are performing the annual audits of IAC and work papers related to the annual audits of IAC, in all cases within a reasonable time prior to the IAC Auditor’s opinion date, so that each Spinco Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the IAC Auditor as it relates to such Spinco Auditor’s report on the relevant Spinco’s financial statements, all within sufficient time to enable such Spinco to meet its timetable for the printing, filing and public dissemination of such Spinco’s annual financial statements.

(iii)          Each Spinco shall make available to the IAC Auditor and IAC’s management such Spinco’s personnel and such Spinco’s books and records in a reasonable time prior to the IAC Auditor’s opinion date and IAC’s management’s assessment date so that the IAC Auditor and IAC’s management are able to perform the procedures they consider necessary to conduct the 2008 Internal Control Audit and Management Assessments.

(d)           Spinco Annual Reports.  Each Spinco will deliver to IAC a substantially final draft, as soon as the same is prepared, of the first report to be filed with the SEC that includes such Spinco’s audited financial statements for the year ended December 31, 2008 (such Spinco’s “Corresponding Annual Report”); provided, however, that a Spinco may continue to revise such Corresponding Annual Report prior to the filing thereof, which changes will be delivered to IAC as soon as reasonably practicable; provided, further, that the respective personnel of IAC and each Spinco will actively consult with each other regarding any changes which a Spinco may consider making to its Corresponding Annual Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which would have an effect upon IAC’s financial statements or related disclosures.

Nothing in this Section 11.01 shall require any Party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 11.01 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party Consent to the disclosure of such Information.

ARTICLE XII
SOLE DISCRETION OF IAC; TERMINATION

12.01.      Sole Discretion of IAC.  Notwithstanding any other provision of this Agreement, until the occurrence of the applicable Relevant Time, IAC shall have the sole and absolute discretion:

(a)           to determine whether to proceed with all or any part of the Separation, including any Separation Transaction, or any or all of the Distributions, and to determine the timing of and any and all conditions to the completion of the Separation and the Distributions or any part thereof or of any other transaction contemplated by this Agreement; and

(b)           to amend or otherwise change, delete or supplement, from time to time, any term or element of the Separation, including any Separation Transaction, or any or all of the Distributions or any other transaction contemplated  by this Agreement.

12.02.      Termination.  (a)  This Agreement and all Ancillary Agreements may be terminated and the transactions contemplated hereby may be amended, supplemented, modified or abandoned in any respect at any time prior to the Effective Time of the first Distribution to occur, by and in the sole and absolute discretion of IAC without the approval of any Spinco or of the stockholders of IAC.  In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.

(b)           After the Effective Time of the first Distribution to occur, this Agreement may not be terminated to the extent the rights and obligations provided for hereunder are between and among IAC and those Spincos the Distribution of which shall have previously occurred except by an agreement in writing signed by the relevant Parties; provided, that IAC in its sole discretion may abandon one or more of the Distributions the Distribution date of which shall not yet have occurred and, by notice to the other Spincos, shall have the right to terminate (subject to the last sentence of Section 1.04(b)) this Agreement and the Ancillary Agreements to the extent of the rights and obligations provided between the Spinco(s) the Distribution of which shall have been abandoned and the Spincos the Distribution of which shall have previously occurred.

ARTICLE XIII
MISCELLANEOUS

13.01.      Limitation of Liability.  In no event shall any member of any Group be liable to any member of any other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit any Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article VI.  The provisions of Article IX shall be the Parties’ sole recourse for any breach hereof or any breach of the Ancillary Agreements.

13.02.      Counterparts.  This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party or parties.

13.03.      Entire Agreement.  This Agreement, the Ancillary Agreements, and the Schedules and Exhibits hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between the Parties other than those set forth or referred to herein or therein.

13.04.      Construction.  In this Agreement and each of the Ancillary Agreements, unless a clear contrary intention appears:

(a)           the singular number includes the plural number and vice versa;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)           reference to any gender includes each other gender;

(d)           reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Ancillary Agreement;

(e)           reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)            “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Ancillary Agreement as a whole and not to any particular article, section or other provision hereof or thereof;

(g)           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)           the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(i)            with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

(j)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

13.05.      Signatures.  Each Party acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

13.06.      Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as specifically provided in any Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

13.07.      Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any Corresponding Indemnified Party in its capacity as such and for the release under Section 6.01 of any Person provided therein and except as specifically provided in any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement; and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

13.08.      Payment Terms.  (a)  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)           Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

13.09.      Governing Law.  Except as set forth in Article IX, this Agreement and each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

13.10.      Notices.  All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by facsimile, addressed as follows:

If to IAC, to:

IAC/InterActiveCorp
555 West 18th Street
New York, NY  10011
Attention:  General Counsel
Telecopier:  (212) 632-9642

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:  Pamela S. Seymon, Esq.
Telecopier:  (212) 403-2000

If to TM Spinco:

Ticketmaster

8800 Sunset Boulevard

West Hollywood, California 90069

Attention: General Counsel

Telecopier:  (310)       -

with a copy to:

[              ]

If to Interval Spinco:

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

Attention: General Counsel

Telecopier:  (305)       -

with a copy to:

[              ]

If to HSN Spinco:

1 HSN Drive

St. Petersburg, Florida 33729

Attention: General Counsel

Telecopier:  (727)       -

with a copy to:

[              ]

If to Tree Spinco:

11115 Rushmore Drive

Charlotte, North Carolina 28277

Attention: General Counsel

Telecopier:  (704)       -

with a copy to:

[              ]

Any Party may, by notice to the other Parties as set forth herein, change the address or fax number to which such notices are to be given.

13.11.      Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

13.12.      Publicity.  Prior to the Effective Time, IAC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Separation, the Distributions or any of the other transactions contemplated hereby and thereby, and no Spinco shall make such statements without the prior written consent of IAC.  Prior to the Effective Time, the Separate-cos shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

13.13.      Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, any covenants, representations or warranties contained in this Agreement and each Ancillary Agreement shall survive the Separation and the Distributions and shall remain in full force and effect.

13.14.      Waivers of Default; Conflicts.  (a) Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)           Each Party acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel.  IAC (on behalf of itself and every member of its Group), on the one hand, and each Spinco (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Effective Time.

13.15.      Amendments.  After the Effective Time, no provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:
Name:
Title:

HSN, INC.

By:
Name:
Title:

INTERVAL LEISURE GROUP, INC.

By:
Name:
Title:

TICKETMASTER

By:
Name:
Title:

TREE.COM, INC.

By:
Name:
Title: